Exhibit 2.2

Execution version

Dated 27 March 2022

Eagle Pharmaceuticals, Inc.

and

Acacia Pharma Group PLC

CO-OPERATION AGREEMENT

relating to

THE PROPOSED SCHEME OF ARRANGEMENT OF

ACACIA PHARMA GROUP PLC

Contents

1.	Interpretation	1
2.	Publication of the Announcement and the terms of the Scheme	9
3.	Conditions	9
4.	Obligations of the Company	10
5.	Scheme Document and Scheme Ancillary Documents	10
6.	Implementation of the Scheme	13
7.	Conduct pending completion of the Scheme	16
8.	Non-solicitation	20
9.	Acacia Share Plans; Employee Related Matters	21
10.	Directors’ and Officers’ Liability Insurance	21
11.	Break Payment	21
12.	Representations and Warranties	22
13.	Invalidity	23
14.	Termination	23
15.	Notices	25
16.	General Provisions	26
17.	Assignment	26
18.	Counterparts	27
19.	Costs, Expenses and Payments	27
20.	Announcements	27
21.	No Partnership	28
22.	Entire Agreement	28
23.	Rights of Third Parties	29
24.	Governing Law	29
25.	Agent for Service	30

THIS AGREEMENT is made on 27 March 2022

BETWEEN:

1.	Eagle Pharmaceuticals, Inc., a Delaware corporation whose address is at 50 Tice Boulevard, Suite 315, Woodcliff Lake, NJ 07677, USA (“Eagle”); and

2.	Acacia Pharma Group PLC, a public limited company incorporated in England and Wales whose registered office is at The Officers’ Mess Royston Road, Duxford, Cambridge, England, CB22 4QH with company number 09759376 (“Acacia” or the “Company”), together referred to as the “parties” and each as a “party” to this agreement (the “Agreement”).

WHEREAS:

(A)	The Company and Eagle intend to announce, as soon as reasonably practicable following the entry by the parties into this Agreement, that the Company has received (and its board of directors has approved) a proposal from Eagle for the entire issued and to be issued share capital of the Company to be transferred to Eagle (or to any person nominated by Eagle) by way of a scheme of arrangement under Part 26 of the Companies Act (the “Scheme”).

(B)	The parties have agreed to take certain steps to effect the implementation, conduct and completion of the Scheme and wish to enter into this Agreement to record their respective rights and obligations relating to such matters.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement, each of the following words and expressions shall have the following meanings:

“Acacia Directors” means the directors of the Company from time to time and “Acacia Director” shall be construed accordingly;

“Acacia Employee Plan” means any: (i) “employee benefit plan” as defined in section 3(3) of ERISA, whether or not such plan is sponsored or maintained in the US; (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written: (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or any other member of the Acacia Group for the current or future benefit of any director, officer, employee, worker or individual consultant (including any former director, officer, employee, worker or individual consultant) of the Company or any other member of the Acacia Group; or (B) for which the Company or any other member of the Acacia Group has any direct or indirect liability;

1

“Acacia Group” means the Company and any subsidiary undertakings of the Company from time to time and “member of the Acacia Group” shall be construed accordingly;

“Affiliates” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Agreed Form” means the form of a document as agreed by or on behalf of the parties in writing;

“Announcement” means the announcement detailing the terms and conditions of the Scheme to be released by the Company, in the Agreed Form;

“Articles” means the existing articles of association of the Company;

“Belgian Takeover Legislation” means the Belgian Act of 1 April 2007 on public takeover bids and the Belgian Royal Decree of 27 April 2007 on public takeover bids;

“Board Adverse Recommendation Change” means any circumstances where:

(i)	prior to the publication of the Scheme Document, the Company makes an announcement that: (a) the Acacia Directors no longer intend to make the Board Recommendation or intend adversely to modify or qualify such recommendation; (b) it will not convene the Court Meeting or the GM; or (c) it intends not to post the Scheme Document or (if different) the document convening the GM;

(ii)	the Company makes an announcement that it will delay the convening of, or will adjourn, the Court Meeting or the GM without the consent of Eagle;

(iii)	the Board Recommendation is not included in the Scheme Document; or

(iv)	the Acacia Directors otherwise withdraw or adversely modify or qualify the Board Recommendation (or make an announcement that they intend to do so);

“Board Recommendation” means the unanimous and unconditional recommendation of the Acacia Directors to the Shareholders to vote in favour of the Scheme at the Court Meeting and the GM Resolutions at the GM;

“Business Day” means any day, other than a public holiday, Saturday or a Sunday, when banks are generally open in London, Brussels and New York City, New York, USA for general banking business;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Companies Act” means the Companies Act 2006, as amended from time to time;

2

“Company Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would in all likelihood have, a material adverse effect on the business, operations or financial condition of the Acacia Group, taken as a whole, excluding any event, change, effect, development or occurrence resulting from or arising out of or attributable to: (A) any changes in general economic, business, labour, financial, capital market, political or regulatory conditions (including prevailing interest rates, inflation rates, tax or tariff rates or exchange rates, trade restrictions or barriers and access to capital markets); (B) any changes generally in the industries (including seasonal fluctuations) in which the Acacia Group conducts its business; (C) the negotiation, execution, announcement, pendency, existence of, compliance with, performance under, or consummation of this Agreement or the transactions contemplated hereby; (D) any action or omission taken or not taken at the request of, or with the prior written consent of, Eagle; (E) any changes or proposed changes in applicable Law (or authoritative interpretations thereof); (F) any changes or proposed changes to IFRS (or authoritative interpretations thereof); or (G) earthquakes, any weather-related event, natural disasters, the outbreak or worsening of an epidemic, pandemic or other health crisis (including COVID-19), or outbreak or escalation of hostilities or acts of war (whether or not declared), military action, civil disobedience, sabotage or acts of terrorism (in each case, including cyberattacks);

“Company Material Contract” means each of the following types of contracts to which the Company or any other member of the Acacia Group is a party or by which any of their respective properties or assets is bound (excluding any contract with no outstanding material obligations):

(i)	any contract that would reasonably be expected to involve payments by the Company or any other member of the Acacia Group in excess of €500,000 during the 12 month period following the date of this Agreement that is not terminable by the Company or such other member of the Acacia Group upon less than ninety (90) days’ notice without penalty or liabilities to the Company or such other member of the Acacia Group;

(ii)	any contract that grants a right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any other member of the Acacia Group;

(iii)	any material joint venture, partnership or limited liability company agreement or other similar contract or any other contract that would place obligations or restrictions on Eagle or any other member of the Eagle Group; or

(iv)	any material licence, agreement or contract in respect of, or in relation to, the development, commercialisation and/or manufacture of any of the Acacia Group’s material intellectual property or assets, including, but not limited to, intellectual property material to the development, commercialisation and/or manufacture of BARHEMSYS® and/or BYFAVO®;

“Competing Proposal” means:

(i)	an offer, merger, acquisition, dual-listed structure, scheme of arrangement, reverse takeover and/or business merger (or announcement of a firm intention to do the same), the purpose of which is to acquire, directly or indirectly, 100 per cent. of the issued or to be issued share capital of the Company (when aggregated with the Shares already held by the proposer and any person acting or deemed to be acting in concert with the proposer) or any arrangements or series of arrangements which results in any party acquiring, consolidating or increasing “control” of the Company;

3

(ii)	the acquisition, directly or indirectly, of all of the business, assets and/or undertakings of the Acacia Group calculated by reference to any of its revenue, profits or value taken as a whole; or

(iii)	a demerger, or any material re-organisation and/or liquidation, involving all of the Acacia Group calculated by reference to any of its revenue, profits or value taken as a whole,

in each case, which is: (x) not effected by Eagle (or any other member of the Eagle Group) or with the written agreement of Eagle (or any other member of the Eagle Group), whether implemented in a single transaction or a series of transactions and whether conditional or otherwise; and (y) on terms that the Acacia Directors, having taken advice from the Company’s legal and financial advisers in the exercise of their fiduciary duties to be: (A) in the best interests of the Company and the Shareholders; and (B) superior to the terms of the Scheme in the aggregate (as specified in this Agreement);

“Conditions” means the conditions to completion of the Scheme as set out in Schedule 3;

“Confidentiality Agreement” means the confidentiality agreement entered into between Acacia and Eagle on 1 December 2021;

“Cosmo” has the meaning given in Clause 6.5;

“Court” means the High Court of Justice in England and Wales;

“Court Meeting” means the meeting of the holders of the Scheme Shares which are in issue at the Voting Record Time to be convened pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme, including any adjournment of such meeting;

“Court Orders” means the Scheme Directions Order and the Scheme Sanction Order;

“Court Sanction Date” means the date of the Scheme Sanction Order;

“Disclosure Letter” means the disclosure letter from the Company to Eagle containing disclosures made by the Company against the Warranties, together with all attachments thereto, in the Agreed Form and which is dated with the same date as this Agreement;

“Eagle Directors” means the directors of Eagle from time to time and “Eagle Director” shall be construed accordingly;

“Eagle Group” means Eagle and any subsidiary undertakings of Eagle from time to time and “member of the Eagle Group” shall be construed accordingly;

“Effective Date” means the date upon which the Scheme becomes effective in accordance with its terms;

4

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under section 414 of the Code;

“Financing Facility” means the second amended and restated credit agreement dated as of 08 November 2019 between Eagle, JPMorgan Chase Bank, N.A., as administrative agent and certain lenders party thereto, which replaced Eagle’s existing credit agreement, dated as of 08 August 2017;

“GM” means the general meeting of holders of Shares which are in issue as at the Voting Record Time to be convened and held in connection with the Scheme in order for such holders to consider and, if thought fit, approve certain matters in connection with the Scheme (including, in particular, the GM Resolutions), including any adjournment of such general meeting;

“GM Resolutions” means such shareholder resolutions of the Company as are necessary to enable the Company to approve, implement and effect the Scheme (including a resolution to replace the Articles by way of the adoption of the New Articles under which it shall be provided that any Shares issued or transferred either: (i) after the GM has been held shall be subject to the Scheme (and shall be deemed to be ‘Scheme Shares’ for the purposes thereof); or (ii) after the Effective Date shall be immediately transferred to Eagle (or to any person nominated by Eagle) for the same price payable in respect of the Scheme Shares pursuant to the Scheme);

“IASB” means the International Accounting Standards Board;

“IFRS” means the body of pronouncements issued or adopted by the IASB, including International Financial Reporting Standards and associated interpretations issued by the IASB and International Accounts Standards and associated interpretations adopted by the IASB;

“Law” means any applicable statutes, common law, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, directives, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Relevant Authority;

“Meetings” means the GM and the Court Meeting;

“New Articles” means the new articles of association to be adopted by the Company at the GM and pursuant to the passing of the GM Resolutions;

“New Eagle Shares” means the shares of common stock of Eagle proposed to be issued to the Scheme Shareholders pursuant to the Scheme;

“Notice” has the meaning given in Clause 15.1;

“Options” has the meaning given in paragraph 3(c) of Schedule 1;

“PEO Employee Plans” means each Acacia Employee Plan sponsored by a professional employer organisation;

“Preliminary Provisions” means (collectively) Clause 2.1, Clause 2.2 and Clauses 11 (Break Payment) to 25 (Agent for Service);

5

“Press Release” means the press release attached in Schedule 5;

“Relevant Authority” means any central bank, ministry, governmental, quasi-governmental, national, supranational, statutory, regulatory, environmental, administrative, supervisory, fiscal or taxing or investigative body or authority (including the European Commission, any other antitrust, competition or merger control authority, any sectoral ministry or regulator and any foreign investment review body), tribunal, court, trade agency, association, institution, employee representative body or any other body or person whatsoever in any jurisdiction;

“Relevant Period” means the period between the date of this Agreement and the earlier to occur of: (i) the Effective Date; and (ii) the date of termination of this Agreement in accordance with Clause 14 (Termination);

“Scheme” has the meaning given in Recital (A);

“Scheme Ancillary Documents” means all documentation necessary or desirable to convene and hold the Meetings and to obtain the Court Orders (other than the Scheme Document) or any other document required by applicable Law to be published in connection with the Scheme;

“Scheme Convening Hearing” means the hearing of the Court at which the Court will be invited to: (i) provide directions in connection with the Scheme and the Scheme Document; and (ii) grant its permission for the convening of the Court Meeting;

“Scheme Directions Order” means the order of the Court granting permission to convene the Court Meeting;

“Scheme Document” means the circular to be sent to the Shareholders containing, among other things, the full terms and conditions of the Scheme and the explanatory statement required pursuant to Part 26 of the Companies Act and incorporating the notices convening the Meetings (including any revised or supplementary circular);

“Scheme Record Time” means the time and date specified in the Scheme Document, expected to be 19:00 p.m. (Brussels time) on the Business Day immediately following the date of the Scheme Sanction Hearing;

“Scheme Sanction Hearing” means the hearing of the Court to sanction the Scheme under section 899 of the Companies Act, at which the Scheme Sanction Order is expected to be granted;

“Scheme Sanction Order” means the order of the Court sanctioning the Scheme under section 899 of the Companies Act;

“Scheme Shareholders” means the registered holders of the Scheme Shares whose names appear in the register of members of the Company;

“Scheme Shares” means Shares:

(a)	in issue as at the date of the Scheme Document;

(b)	(if any) issued after the date of the Scheme Document and prior to the Voting Record Time; and/or

6

(c)	(if any) issued on or after the Voting Record Time and before the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by the Scheme, in each case, which remain in issue at the Scheme Record Time;

“Service Document” means a claim form, application notice, order, judgment or other document relating to any proceedings, suit or action arising out of, or in connection with, this Agreement;

“Shareholders” means the registered holders of Shares from time to time;

“Shares” means the ordinary shares of £0.02 each in the capital of the Company from time to time;

“Supplemental Document” has the meaning given in Clause 5.5;

“Tax” means all forms of direct and indirect tax, duty, levy, charge, contribution, rate, withholding and impost whether of the UK or any other jurisdiction (including, for the avoidance of doubt, stamp duty and stamp duty reserve tax) and any payment whatsoever required to be made to any Tax Authority as a result of the operation of any enactment relating to any such taxes or otherwise thereto and all penalties, fines, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to any Tax within this definition, including in connection with the failure to make any return or the making of any incomplete or incorrect return or the failure to maintain records;

“Tax Authority” means any body or authority responsible for the imposition, collection, administration or enforcement of any Tax;

“Tax Clearance” has the meaning given in Clause 6.2(f);

“Timetable” means the indicative timetable for the Scheme set out in Schedule 2;

“UK” means the United Kingdom of Great Britain and Northern Ireland;

“US” means the United States of America;

“Voting Record Time” means the time and date specified in the Scheme Document by reference to which entitlement to vote at either of the Meetings will be determined (or such other time and/or date as the parties may agree in writing); and

“Warranties” means the warranties given by the Company pursuant to Clause 12.2 and which are set out in Schedule 4 and “Warranty” means any one of them.

1.2	In this Agreement, except where the context otherwise requires:

(a)	references to Recitals, Clauses, paragraphs and Schedules are to Recitals, Clauses and paragraphs of and Schedules to this Agreement;

7

(b)	the expressions “subsidiary” and “subsidiary undertaking” shall have the meanings given in the Companies Act;

(c)	words in the singular shall include the plural and vice versa;

(d)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision;

(e)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(f)	references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (in any case, whether or not having separate legal personality);

(g)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(h)	references to times are to time in Belgium;

(i)	references to “£” and “pounds sterling” are to the lawful currency of England;

(j)	references to “€” and “euros” are to the lawful currency of the member states of the European Union which adopt or have adopted it as their lawful currency;

(k)	references to “writing” shall include any modes of reproducing words in a legible and non-transitory form and shall include email except where otherwise expressly stated;

(l)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(m)	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation” respectively;

(n)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement;

8

(o)	the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

(p)	any reference to an English legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court official, Tax or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction; and

(q)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

2.	Publication of the Announcement and the terms of the Scheme

2.1	The obligations of the parties under this Agreement, other than under the Preliminary Provisions, shall be conditional on the release of the Announcement pursuant to Clause 2.2. The Preliminary Provisions shall take effect on and from the entry by the parties into this Agreement.

2.2	The Company shall procure the release of the Announcement at or before 8:00 a.m. on the Business Day following the date of this Agreement, or such other date and time as may be agreed by the parties.

2.3	The principal terms of the Scheme shall be as set out in the Announcement, together with such other terms as may be agreed by the parties in writing (save in the case of an improvement to the terms of the Scheme, which will be at the absolute discretion of Eagle). For the avoidance of doubt, the full terms and conditions of the Scheme shall be set out in the Scheme Document.

2.4	Unless and until this Agreement is terminated in accordance with Clause 14 (Termination), each of the parties shall (and shall procure that the other members of their respective groups shall, to the extent that such steps have not already been taken prior to the date hereof) use all reasonable endeavours to implement the Scheme (including implementing the Scheme, so far as reasonably practicable, in accordance with the Timetable) and including, without limitation, to prepare, publish and circulate as promptly as practicable all necessary information or documents, as are or may be required by any applicable Law in connection with the implementation of the Scheme as well as such other information as the parties may agree in writing.

3.	Conditions

3.1	The obligation of Eagle under Clause 6.1 is subject to the satisfaction, or the waiver by Eagle, of the Conditions. Nothing in this Agreement shall at any time oblige Eagle to waive or treat as satisfied any Condition.

9

3.2	The Company undertakes to Eagle that if the Company is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Conditions (including, but not limited to, a breach of any Warranty), the Company will, as soon as reasonably practicable, make the substance of any such matter known to Eagle and, so far as the Company is aware of the same, provide such details and further information as Eagle may reasonably request. Nothing in this Agreement shall oblige the Company to provide any information to Eagle which the Company is not permitted to provide pursuant to applicable Law or contractual obligation.

3.3	If Eagle is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Conditions, it will, as soon as reasonably practicable, make the substance of any such matter known to the Company and, so far as Eagle is aware of the same, provide such details and further information as the Company may reasonably request. Nothing in this Agreement shall oblige Eagle to provide any information to the Company which Eagle is not permitted to provide pursuant to applicable Law or contractual obligation.

3.4	Eagle may, by notice in writing to the Company, unilaterally waive any of the Conditions. Any such waiver may relate to the whole or any part of the relevant Condition, may comprise an extension of the time allowed for satisfaction of the relevant Condition and may be given conditionally or unconditionally.

4.	Obligations of the Company

4.1	The Company shall, subject to any necessary approval of the Court, publish and circulate to the Scheme Shareholders, as soon as reasonably practicable after the date of the Scheme Convening Hearing, and in a manner approved or directed by the Court or otherwise in compliance with the Articles and applicable Law:

(a)	the Scheme Document;

(b)	such other information, documents, circulars, forms or notices (as the case may be), as are or may be required by the Companies Act or any applicable Law or regulations in connection with the implementation of the Scheme; and

(c)	such other information, circulars, forms or notices (as the case may be) as Eagle and the Company agree in writing.

5.	Scheme Document and Scheme Ancillary Documents

5.1	The Company shall be responsible for the preparation of the Scheme Document and the Scheme Ancillary Documents, in each case, to the standard that is required for the Company to meet its legal and regulatory obligations in relation to the preparation of the Scheme Document and the Scheme Ancillary Documents (as applicable) and to satisfy any other requirements that may reasonably be expected by, or as directed by, the Court.

5.2	The Company shall:

(a)	ensure that the Scheme Document contains customary terms relating to the acquisition by Eagle (or by any person nominated by Eagle) of the shares subject to the Scheme free from all encumbrances and relating to the form and manner of such acquisition including, without limitation, the following terms:

(i)	on and with effect from the Effective Date, Eagle (or any person nominated by Eagle) shall receive legal and beneficial title to all of the Scheme Shares, fully paid up, free from all encumbrances and with all rights attaching to them, including the right to receive all dividends and other distributions; and

10

(ii)	for the purposes of the Scheme, the Scheme Shares shall be transferred to Eagle (or to any person nominated by Eagle) and such transfer shall be effected either by means of an instrument of transfer, or by such other means of acquisition or transfer as may be specified in a Tax Clearance obtained by Eagle, and, in order to give effect to such acquisition, any Acacia Director may be appointed, by virtue of the Scheme, as attorney and/or agent and shall be authorised pursuant to the Scheme as such attorney and/or agent on behalf of any relevant Scheme Shareholder to execute and deliver (as transferor) a form of transfer or other instrument or instruction or document of transfer in a form acceptable to Eagle or as specified in a Tax Clearance (if applicable);

(b)	ensure that the Scheme Document also contains:

(i)	the Board Recommendation; and

(ii)	provisions in accordance with the terms and conditions of the Scheme, as set out in this Agreement (including, for the avoidance of doubt, the Conditions) and the Announcement, and such other terms and conditions as agreed (including any modification thereto) between the parties; and

(c)	provide such information and assistance as may reasonably be requested by Eagle (including any correspondence or other dealings with any Tax Authority) in relation to the Tax treatment of the acquisition by Eagle (or by any nominee of Eagle) of the Scheme Shares (including by permitting any clearance service or its nominees or agents to co-operate with Eagle or its nominee), including in respect of any stamp duty or stamp duty reserve tax, and the registration of the same with the UK registrar of companies (and, for the avoidance of doubt, in this Agreement “nominee of Eagle” or similar shall include any person providing clearance services or any person that is a depositary receipt issuer, and the nominee or agent of any such person).

5.3	Eagle agrees and undertakes to:

(a)	promptly provide to the Company (and/or its legal advisers) all such information about Eagle, the Eagle Directors and each other member of the Eagle Group as may be reasonably requested by the Company (and/or its legal advisers) and which is reasonably required for the purpose of inclusion in the Scheme Document, Scheme Ancillary Documents or other relevant announcement or circular in relation to the Scheme;

11

(b)	promptly provide the Company with all other such assistance and access as may be reasonably required (and which is or are requested on reasonable notice by the Company and/or its legal advisers) in connection with the preparation of the Scheme Document, Scheme Ancillary Documents and any other document required by applicable Law to be published in connection with the Scheme, including access to, and procuring that reasonable assistance is provided by, Eagle’s management and relevant professional advisers;

(c)	procure that the Eagle Directors (and any other person connected with Eagle or the Eagle Group) accept responsibility for all of the information published in connection with the Scheme (including in the Scheme Document) relating to:

(i)	the Eagle Directors (and their close relatives, related trusts and companies and other persons connected with them);

(ii)	the Eagle Group;

(iii)	any statements of opinion, belief or expectation of the Eagle Directors in relation to the Scheme;

(iv)	the financing of the payments required to be made by Eagle in accordance with the Scheme; and

(v)	any information on Eagle’s future plans for the Acacia Group and its management and employees.

5.4	The Company agrees and undertakes to:

(a)	co-operate and consult with Eagle and its professional advisers in connection with the preparation of the Scheme Document and the Scheme Ancillary Documents;

(b)	provide Eagle and its professional advisers with drafts of the Scheme Document and the Scheme Ancillary Documents and to:

(i)	allow Eagle and its professional advisers reasonable opportunity to:

(1)	consider, review and provide comment on drafts of the Scheme Document and the Scheme Ancillary Documents; and

(2)	discuss the Scheme Document and the Scheme Ancillary Documents with the Company and/or its professional advisers; and

12

(ii)	consider all comments proposed by Eagle and its professional advisers in good faith for inclusion in the Scheme Document and the Scheme Ancillary Documents; and

(c)	to seek the approval of Eagle as to the form and content of the Scheme Document before it is posted (such approval not to be unreasonably withheld or delayed) and to afford Eagle sufficient time to consider the Scheme Document in order to give such approval.

5.5	Should any supplemental document, circular or announcement be required by applicable Law or be required to be published and/or submitted to the Court in connection with the Scheme (a “Supplemental Document”), each of Eagle and the Company shall provide such co-operation and information (including such information as is necessary for the Supplemental Document to comply with all applicable legal and regulatory provisions) to the other party as such party may reasonably request and is reasonably necessary to finalise and publish promptly such Supplemental Document.

5.6	The parties each agree to correct any information provided by such party for use in the Scheme Document, Scheme Ancillary Documents or any other document to be prepared in connection with the Scheme to the extent that such information has become false or misleading, and to notify the other party as promptly as reasonably practicable after that party becomes aware that such information has become false or misleading.

6.	Implementation of the Scheme

6.1	Subject to the satisfaction or waiver of the Conditions, Eagle shall instruct counsel to appear at the Scheme Sanction Hearing and undertake to the Court on its behalf to be bound by the terms of the Scheme insofar as it relates to Eagle. Eagle shall provide such documentation or information as may reasonably be required by the Company’s counsel or the Court in relation to such undertaking.

6.2	The Company shall (and shall procure that any relevant member of the Acacia Group shall), subject to applicable legal and regulatory requirements:

(a)	as soon as reasonably practicable and, to the extent practicable, in accordance with the Timetable, apply to the Court to schedule the Scheme Convening Hearing (to the extent not already scheduled prior to the date of this Agreement) and make all necessary applications, prepare and file such documents (including advertising or otherwise providing due notice (being email or (in the absence of a valid email address) special delivery post (or prepaid international recorded airmail if sent internationally))) of the Scheme Convening Hearing to any person affected by the Scheme and take such steps as may be necessary in connection therewith;

(b)	as soon as reasonably practicable and, to the extent practicable, in accordance with the Timetable, apply to the Court for permission to convene the Court Meeting, make all necessary applications, prepare and file such documents and take such steps as may be necessary in connection therewith;

13

(c)	subject to the prior written consent of Eagle (such consent not to be unreasonably withheld or delayed), finalise and (where required) settle with the Court the Scheme Document, all relevant Scheme Ancillary Documents and any necessary advertisements;

(d)	as soon as reasonably practicable following: (i) the Court making the Scheme Directions Order; and (ii) the Scheme Document, all relevant Scheme Ancillary Documents and any necessary advertisements being settled with the Court, arrange for the posting of the Scheme Document and all other relevant documents to the Scheme Shareholders and others entitled to receive the same, and thereafter publish and/or post such other documents and information as the Court may approve and/or direct from time to time in connection with the due implementation of the Scheme;

(e)	comply with the Court Orders and facilitate the convening and holding of the Court Meeting as directed by the Court;

(f)	provide such information and assistance as is reasonably requested by Eagle to enable Eagle to seek to obtain any stamp duty or stamp duty reserve tax ruling, clearance or consent it wishes to obtain in respect of the transfer to Eagle (or to a nominee of Eagle) of the Scheme Shares (or any interest in the Scheme Shares) or any agreement to transfer in respect thereof (a “Tax Clearance”), including by making any request for a Tax Clearance reasonably requested by Eagle, and to implement the Scheme in accordance with any procedural or other reasonable condition or requirement contained in any such Tax Clearance or as may otherwise reasonably be requested by Eagle;

(g)	once approved by the Court, not seek (by application to the Court or otherwise) to revise the Scheme Document or (unless required by the Court) to adjourn the Meetings, in each case, without the prior written consent of Eagle (such consent not to be unreasonably withheld or delayed);

(h)	not (unless required by the Court) agree to an extension of time in connection with, or to any amendment or withdrawal of, the Scheme without the prior written consent of Eagle (such consent not to be unreasonably withheld or delayed);

(i)	not make any material change to the timetable set out in the Scheme Document without the prior written consent of Eagle (such consent not to be unreasonably withheld or delayed);

(j)	prior to each Meeting, keep Eagle informed, as soon as reasonably practicable following a request from Eagle, of the number of proxy votes received in respect of the resolutions to be proposed at the GM and the Court Meeting and details of any material changes to the Company’s register of members that have occurred;

14

(k)	convene, hold and transact the relevant business at each of the Meetings at the time and date specified in the Scheme Document (or as soon as practicable thereafter or, if the Meetings are adjourned in accordance with Clause 6.2(g), at the time and on the date to which the Meetings have been adjourned) without amendment unless Eagle’s consent to any such amendment is obtained (such consent not to be unreasonably withheld or delayed);

(l)	as soon as reasonably practicable following sanction of the Scheme and in any event no later than five Business Days after the Scheme Sanction Order issued by the Court being available for collection and/or registration, deliver to the UK registrar of companies for filing by and/or registration (as the case may be) originals and office copies of the Scheme Sanction Order and any other necessary documents to be filed with the UK registrar of companies for the purpose of causing the Scheme to become effective and to give effect to the provisions of the Scheme; and

(m)	take any action not otherwise contemplated by this Agreement and which is reasonably requested by Eagle to implement the Scheme.

6.3	The parties shall co-operate with each other and the Company shall use all reasonable endeavours (subject to any limitations of law and confidentiality) to assist Eagle to secure written irrevocable undertakings or commitments from the three largest Scheme Shareholders to vote or procure votes in favour of the relevant resolutions relating to the Scheme at the Meetings.

6.4	On the Effective Date, the Company shall cause each member of the Acacia Group (other than the Company) that is treated as a “domestic corporation” for US federal tax purposes to deliver to the Company and to Eagle:

(a)	an executed certificate in form and substance reasonably satisfactory to Eagle and in compliance with the requirements of US Treasury Regulations §§ 1.897-2(h) and 1.1445-2(c)(3), dated as of the Effective Date, certifying that such member of the Acacia Group is not and has not been a US real property holding corporation during the five-year period ending on the Effective Date; and

(b)	a copy of the notice of such certification to be sent to the US Internal Revenue Service in accordance with the provisions of US Treasury Regulations Section 1.897-2(h)(2), together with written authorisation for each of the Company and Eagle to deliver such notice and a copy of such certification to the US Internal Revenue Service on behalf of the Company or Eagle, as applicable, after the Effective Date.

6.5	On the Effective Date, Eagle shall issue a guarantee, substantially in the form set out in Schedule 6, in favour of Cosmo Technologies Ltd (“Cosmo”) to unconditionally and irrevocably guarantee to Cosmo the due and punctual performance and observance by the Company of all of the Company’s obligations under the facility agreement dated 10 January 2020 between the Company and Cosmo, such issue of the guarantee being subject only to Cosmo agreeing (conditional only on the issue of such guarantee by Eagle) to amend the facility agreement to reduce the interest rate thereunder from 11 per cent. per annum to 9 per cent. per annum.

15

7.	Conduct pending completion of the Scheme

7.1	The Company undertakes that, during the Relevant Period, except: (i) as required or otherwise contemplated under this Agreement or as required by applicable Law; or (ii) with the prior written consent of Eagle, it shall, and it shall procure that all other members of the Acacia Group shall:

(a)	act and carry on its or their business in the ordinary course of business, while taking into account the cash and balance sheet position of the Company and the other members of the Acacia Group; and

(b)	use all reasonable endeavours to maintain in full force and effect material insurance policies or comparable replacement policies covering the Company or any other member of the Acacia Group and their respective properties, businesses, assets and operations in a form and amount consistent with past practice, except as would not reasonably be expected to be material to the Company and each other member of the Acacia Group taken as a whole and for matters of which the Company has not received notice.

7.2	Without limiting the generality of Clause 7.1 and subject to Clause 7.3, during the Relevant Period, the Company shall not, and shall not permit any other member of the Acacia Group to, directly or indirectly, do any of the following:

(a)	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its share capital (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent);

(b)	split, combine or reclassify any of its share capital or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for its share capital or any of its other securities;

(c)	purchase, redeem or otherwise acquire any Shares or any other securities or any rights, warrants or options to acquire any such Shares or other securities;

(d)	issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any lien any Shares, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire any such Shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of Shares upon settlement or exercise of Options;

(e)	amend the Articles (other than pursuant to the adoption of the New Articles), memorandum of association, certificate of incorporation or other comparable constitutional documents which could impair, materially delay or prevent the ability of the Company to consummate the transactions contemplated in this Agreement or which is adverse to Eagle;

16

(f)	acquire: (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or shares of, or by any other manner, any business or corporation, partnership, joint venture, limited liability company, association or other business organisation or division thereof; or (ii) any assets that are material, in the aggregate, to the Acacia Group, taken as a whole, except purchases in the ordinary course of business;

(g)	sell, lease, license, pledge, transfer, encumber any or subject to any lien any properties or assets that: (i) are material to the Acacia Group, taken as a whole; or (ii) that have a value, individually or in the aggregate, in excess of €100,000, in each case other than to the Company or one of its wholly owned subsidiaries or in the ordinary course of business;

(h)	incur any indebtedness for borrowed money in excess of €100,000 or guarantee any such indebtedness or obligations of another person (other than: (i) to the Company or one of its subsidiaries; (ii) any guarantee by the Company or one of its subsidiaries of indebtedness incurred by another member of the Acacia Group, which indebtedness is otherwise permitted hereunder; (iii) draw down under any of the Company’s or any other member of the Acacia Group’s existing credit facilities, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities, supplier financing programs or cash management programs);

(i)	subject to Clause 7.4, on a monthly average basis, incur any material expenditure, costs, fees or expenses, that will be settled in cash, in excess of US$2,600,000, other than expenditure, costs, fees and expenses: (aa) incurred in connection with the Scheme (including fees and expenses of advisers in relation to the Scheme); (bb) otherwise set out, described or permitted in this Agreement, including, for the avoidance of doubt, in relation to maintaining and effecting the insurance policies or comparable replacement policies of the Company or any other member of the Acacia Group in accordance with Clause 7.1(b) and obtaining the directors’ and officers’ liability insurance in accordance with Clause 10; (cc) in respect of incentive compensation for employees; (dd) in respect of tax payments for and on behalf of employees arising in relation to options and other incentive awards; (ee) in respect of the Acacia Group’s existing US Food and Drug Administration commitments, post-marketing commitments and inventory purchases incurred in the ordinary course; and (ff) that Eagle agrees to in writing;

(j)	adopt a plan of complete or partial liquidation, dissolution, recapitalisation, restructuring or other reorganisation of any member of the Acacia Group;

17

(k)	make any capital expenditures or other expenditures with respect to property, plant or equipment (excluding, for the avoidance of doubt, operating leases or repair or maintenance of property, plant or equipment) that are not included in the Company’s capex plan provided to Eagle prior to the date hereof (or any subsequent capex plan(s) prepared in the ordinary course with the approval of Eagle (which consent shall not be unreasonably withheld or delayed)), that are individually in excess of €100,000 or €1,000,000 in the aggregate;

(l)	make any material changes in accounting methods, principles or practices currently in use by the Company and/or any other member of the Acacia Group, except to the extent requested by an auditor of any member of the Acacia Group;

(m)	make or change any material Tax election, make any amendment to a Tax return that would have a material effect, make a request for any clearance or ruling in respect of Tax, change any annual Tax accounting period, change any method of Tax accounting, enter into any closing agreement in respect of Tax, settle or compromise any claim, notice, audit or assessment in respect of Tax, enter into any Tax allocation agreement or Tax sharing agreement or Tax indemnification agreement (other than agreements entered into in the ordinary course of trade of the Acacia Group that do not relate primarily to Tax matters), consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment;

(n)	except as disclosed in the Disclosure Letter and except as required by the terms of any Acacia Employee Plan as in effect on the date of this Agreement and made available to Eagle, applicable Law or contract: (i) adopt, enter into, terminate or materially amend any employment, severance, bonus, retention, change of control or similar agreement or Acacia Share Plan (except: (A) in the ordinary course of business and consistent with past practice; or (B) with respect to agreements with employees in the US, if such arrangement is terminable without either a penalty or payment or, for employees outside the US, as required by applicable Law); (ii) increase the compensation or benefits of, or pay any bonus to, any current or former officer, director or employee of any member of the Acacia Group, except for annual or merit-based increases of salaries and bonus payments in the ordinary course of business or as required by agreements, plans, programs or arrangements in effect as of the date of this Agreement; (iii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or trigger any other obligation under, any Acacia Employee Plan (except as expressly provided in Schedule 1 with respect to any Options); (iv) hire, terminate or promote any officer, director or employee with an annual base salary in excess of €100,000; or (v) conduct any group termination, reduction in force, or mass layoff of the Company’s (or any other member of the Acacia Group’s) employees that would result in material liability to Eagle following the Effective Date;

(o)	enter into any new line of business or enter into any contract that materially restricts the Company, any of its subsidiaries or any of their respective Affiliates from engaging or competing in any line of business, customer, market or in any geographic area, or which would so restrict the Company or Eagle or any of their respective Affiliates following the Effective Date;

18

(p)	except in the ordinary course of business: (i) enter into any contract that, if in effect on the date of this Agreement, would have been a Company Material Contract; (ii) terminate any Company Material Contract, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such contract in accordance with its terms as in effect on the date of this Agreement; (iii) amend or modify in a manner that is materially adverse to the Company and its subsidiaries, taken as a whole, any Company Material Contract; or (iv) waive, release or assign any material right under any Company Material Contract;

(q)	settle, pay, discharge or satisfy any disputes, proceedings, notices, claims against the Company or any other member of the Acacia Group, whether civil, criminal, administrative or investigative, other than settlements that involve only the payment by the Company or any other member of the Acacia Group of monetary damages not in excess of €100,000 individually;

(r)	enter into or vary any transaction or arrangement with, or for the benefit of, any of the Acacia Directors or Shareholders holding more than 5% of the issued share capital of the Company on a fully converted basis or any other person who is a “connected person” with any of the Acacia Directors or such Shareholders;

(s)	take (or omit to take) any action which the Company is aware (acting reasonably) could invalidate or adversely impact Eagle’s ability to rely on any Tax Clearance;

(t)	delist any of the Scheme Shares from Euronext Brussels; or

(u)	enter into any agreement or assume any obligation to do any of the foregoing.

7.3	Clause 7.2 shall not operate so as to restrict or prevent:

(a)	any matter to which Eagle has consented in writing, such consent not to be unreasonably withheld, delayed or conditioned;

(b)	any matter required or expressly permitted by this Agreement, the Announcement and/or the Press Release;

(c)	any act or omission which any member of the Acacia Group is required to take or omit to take by any applicable Law; and

(d)	any matter reasonably undertaken by any member of the Acacia Group in the case of an emergency or disaster or other serious incident or circumstance with the intention of minimising any adverse effect on the Acacia Group, including in light of the COVID-19 pandemic or in response to or as a result of any measures implemented by any Relevant Authority in response to the COVID-19 pandemic.

19

7.4	The Company undertakes to Eagle that it shall, every two weeks during the Relevant Period, use reasonable endeavours to consult with Eagle in good faith in respect of the material expenditure, costs, fees or expenses that will be settled by any member of the Acacia Group in cash.

8.	Non-solicitation

8.1	The Company undertakes to Eagle that, without the express prior written consent of Eagle, prior to the Effective Date it shall:

(a)	not, and it shall procure that no member of the Acacia Group, or any of its or their representatives (acting in their capacity as such) shall:

(i)	directly or indirectly solicit or (save to the extent that the fiduciary duties of the Acacia Directors are considered by them to so require, and only in response to an unsolicited approach) encourage any person other than Eagle to make or be involved in a Competing Proposal; or

(ii)	indicate the basis on which any Competing Proposal might be made; and

(b)	(save to the extent that the fiduciary duties of the Acacia Directors are considered by them to so require, and only in response to an unsolicited approach) not directly or indirectly, and shall procure that no other member of the Acacia Group, or any of its or their representatives (acting in their capacity as such) shall, from the date of this Agreement enter into any discussions or negotiations with, or provide any information to, any person who is considering making or being involved in a Competing Proposal; and

(c)	subject to applicable Law, promptly inform Eagle of any Competing Proposal, including the identity of the third party submitting the relevant Competing Proposal and any proposed terms disclosed to the Company or the Company’s representative(s) by any third party in respect of a Competing Proposal.

20

8.2	If a third party makes a Competing Proposal either publicly or to the Company or the Company’s representative(s), and the Acacia Directors consider it to be a Competing Proposal which they intend to recommend, the Company will, subject to applicable Law, notify Eagle in writing of the terms of the Competing Proposal and the identity of the relevant third party making such proposal and will procure that the Acacia Directors will not withdraw or adversely modify the Board Recommendation unless:

(a)	Eagle notifies the Company that it is not willing to revise the terms of the Scheme to exceed that of the Competing Proposal;

(b)	Eagle does not, within 72 hours of being notified in writing of the terms of the relevant Competing Proposal, notify the Company or the Company’s representatives that it will revise the terms of the Scheme to exceed that of the Competing Proposal in the view of the Acacia Directors in the exercise of their fiduciary duties; or

(c)	Eagle having confirmed, within 72 hours of being notified in writing of the terms of the Competing Proposal, that it will revise the terms of the Scheme to exceed that of the Competing Proposal in the view of the Acacia Directors in the exercise of their fiduciary duties, but fails within 120 hours of receipt of notice of the Competing Proposal to announce the revised terms of the Scheme.

8.3	For the avoidance of doubt, the non-solicitation and matching right provisions contained in Clauses 8.1 and 8.2 will recur and subsist should numerous Competing Proposals be made unless and until the provisions of any of Clause 8.2(a) to 8.2(c) are met.

9.	Acacia Share Plans; Employee Related Matters

The parties agree that the provisions of Schedule 1 (Acacia Share Plans; Employee Related Matters) shall apply in respect of Acacia Share Plans and certain employee- related matters.

10.	Directors’ and Officers’ Liability Insurance

Eagle acknowledges that the Company may procure the provision of directors’ and officers’ liability insurance for both current and former directors and officers of the Acacia Group, including directors and officers who retire or whose employment is terminated as a result of the Scheme, for acts and omissions up to and including the Effective Date, in the form of run-off cover for a period of six years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, on terms which are substantially equivalent to those provided under Acacia Group’s directors’ and officers’ liability insurance as at the date of this Agreement and the parties undertake to discuss in good faith prior to the Company entering into such policy.

11.	Break Payment

11.1	The Company undertakes that if:

(a)	a Board Adverse Recommendation Change occurs (resulting in the termination of this Agreement pursuant to Clause 14.1(c)(iii)); and/or

(b)	a Competing Proposal is made and the Acacia Directors recommend such Competing Proposal or state publicly that it is their intention to recommend such Competing Proposal,

21

the Company shall pay to Eagle an amount equal to US$1,000,000 in cash, in each case by way of compensation for any loss suffered by Eagle in connection with the preparation and negotiation of the Scheme.

11.2	Any payment required to be made by the Company to Eagle under Clause 11.1 shall be made in US Dollars by electronic transfer of immediately available funds to a bank account in the name of Eagle of which Eagle gives the Company at least three prior Business Days’ written notice from time to time.

11.3	The amount payable under Clause 11.1 is exclusive of any value added Tax (if any).

12.	Representations and Warranties

12.1	Eagle warrants to the Company on the date of this Agreement that:

(a)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(b)	this Agreement constitutes its legal and valid binding obligations in accordance with its terms;

(c)	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	result in any breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any material instrument to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound;

(d)	no shareholder resolution of Eagle is required to implement the Scheme;

(e)	the Financing Facility is in full force and effect and has been executed and is a legal, valid and binding obligation of Eagle and, so far as Eagle is aware, each other party thereto;

(f)	the aggregate proceeds contemplated under the Financing Facility will be, if funded in accordance with the terms and conditions thereof, sufficient, when taken together with funds immediately available to Eagle on an unconditional basis, for Eagle to perform its obligations under this Agreement and the Scheme;

(g)	no event has occurred which (with or without notice, lapse of time, or both) would reasonably be expected to constitute a breach, default or drawstop event under the Financing Facility by Eagle or, so far as Eagle is aware, any other party thereto;

22

(h)	no material amendment or modification to, or withdrawal, termination or rescission of, the Financing Facility is currently contemplated by Eagle, except that additional parties may be added to the Financing Facility as additional arrangers, commitment parties and/or agents in accordance with the terms of the Financing Facility as in effect on the date hereof;

(i)	Eagle is entitled to issue and/or transfer the full legal and beneficial ownership of the New Eagle Shares as required pursuant to the terms of the Scheme as set out in the Announcement; and

(j)	there is, and Eagle anticipates as of the Effective Date there will be, no encumbrance over or affecting the New Eagle Shares or any of them and there are no outstanding options, warrants, rights or other agreements or commitments in respect of the New Eagle Shares which would prevent Eagle from satisfying its obligations under the Scheme and/or this Agreement.

12.2	The Company warrants to Eagle that, except as disclosed in this Agreement or the Disclosure Letter, the Warranties are true, accurate and not misleading as at the date of this Agreement.

13.	Invalidity

13.1	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the applicable Law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement,

and, if such provision would be valid and enforceable if deleted in part or reduced in application, such provision shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

14.	Termination

14.1	Subject to Clause 14.2 and without prejudice to the rights of any party that may have arisen at or prior to termination (including any payment due to be made by the Company to Eagle pursuant to Clause 11, if applicable) and, except where expressly stated to the contrary, this Agreement shall terminate with immediate effect and all rights and obligations of the parties under this Agreement shall cease:

(a)	if the parties so agree in writing, at any time prior to the GM;

(b)	if the Announcement is not released by 8:00 a.m. on the Business Day following the date of this Agreement in accordance with Clause 2.2 (unless, prior to that time, the parties have agreed another time and/or date for the publication of the Announcement in accordance with Clause 2.2);

23

(c)	upon service of written notice by either party to the other party, if one or more of the following occurs:

(i)	a Competing Proposal is made and the Acacia Directors recommend such Competing Proposal or state publicly that it is their intention to recommend such Competing Proposal;

(ii)	at any time, a Competing Proposal completes, becomes effective or becomes, or is declared, unconditional in all respects; or

(iii)	at any time, a Board Adverse Recommendation Change occurs;

(d)	upon service of written notice by Eagle to the Company on or before the Business Day prior to the Scheme Sanction Hearing, if:

(i)	the Company shall not have performed in all material respects its obligations under Clause 7 at such time; or

(ii)	the Warranties were not true, accurate and not misleading as at the date of this Agreement and on the Business Day prior to the Scheme Sanction Hearing, except where the failure of such Warranties to be true, accurate and not misleading would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e)	if the Scheme is not approved by the Scheme Shareholders at the Court Meeting and/or the GM Resolutions are not passed at the GM;

(f)	if the Scheme is not sanctioned at the Scheme Sanction Hearing;

(g)	unless otherwise agreed by the parties in writing, the Effective Date has not occurred by 30 June 2022;

(h)	on the earliest of:

(i)	the date on which the Scheme is withdrawn, terminated or lapses in accordance with its terms; or

(ii)	the Effective Date having occurred.

14.2	The whole of this Clause 14 (Termination), Clauses 10 (Directors’ and Officers’ Liability Insurance) (but only in circumstances where this Agreement is terminated on or after the Effective Date) to 13 (Invalidity) (inclusive) and Clauses 15 (Notices) to 25 (Agent for Service) (inclusive) shall survive termination of this Agreement.

24

15.	Notices

15.1	A notice under or in connection with this Agreement (a “Notice”) must be in writing and shall be delivered personally or first class pre-paid recorded delivery mail (or air mail if overseas) or by email to the party due to receive the Notice to the address specified in Clause 15.2 or to another person or address as may be notified by such addressee by giving notice in accordance with this Clause 15.1 to the other party and received before the Notice was dispatched.

15.2	The address of each party referred to in Clause 15.1 above is:

(a)	in the case of Eagle:

Address:	50 Tice Boulevard, Suite 315, Woodcliff Lake, NJ 07677, USA

For the attention of:	Scott Tarriff & Ryan Debski

Email:	starriff@eagleus.com & rdebski@eagleus.com

with a copy (which shall not constitute notice) to:

Address:	Cooley (UK) LLP

22 Bishopsgate

London, EC2N 4BQ

For the attention of:	Michal Berkner

Email:	mberkner.com

(b)	in the case of the Company:

Address:	Acacia Pharma Group PLC
8440 Allison Pointe Blvd #100, Indianapolis
IN 46250
United States of America

For the attention of:	Mike Bolinder

Email:	michaelbolinder@acaciapharma.com

with a copy (which shall not constitute notice) to:

Address:	Sullivan & Cromwell LLP

1 New Fetter Lane
London, EC4A 1AN

For the attention of:	Jeremy Kutner

Email:	kutnerj@sullcrom.com

25

15.3	A party may change its notice details on giving notice to the other party of the change in accordance with Clauses 15.1, 15.2 and 15.4.

15.4	Unless there is evidence that it was received earlier, a Notice is deemed given:

(a)	if delivered personally, when left at the address referred to in Clause 15.2;

(b)	if sent by post, except air mail, two Business Days after posting it;

(c)	if sent by air mail, six Business Days after posting it; and

(d)	if sent by email, when sent, provided that the sender does not receive a notice of non-delivery.

15.5	Any Notice sent or received outside of the hours of 9:00 a.m. to 5:30 p.m. in the place of receipt shall be deemed to be given at the start of the next Business Day.

15.6	The provisions of this Clause 15 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.

16.	General Provisions

16.1	No variation or amendment or modification to this Agreement shall be effective unless made in writing (which, for this purpose, does not include email) and executed by each of the parties.

16.2	The parties acknowledge and agree that damages may not be an adequate remedy for any breach or threatened breach by it of this Agreement and that the party who is not in breach shall be entitled without proof of special damage to seek injunctive relief and other equitable remedy (including specific performance).

17.	Assignment

Neither party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever), the benefit of this Agreement or sub-contract or delegate in any manner whatsoever its performance under this Agreement without the prior written consent of the other party, except that Eagle may assign its rights under this Agreement to a directly or indirectly wholly-owned subsidiary of Eagle, so long as: (x) Eagle agrees to guarantee all of the obligations of such entity; (y) the assignee becomes a party to this Agreement pursuant to an amendment to this Agreement executed between all parties in writing (and the Company shall enter into such an amendment if so requested by Eagle); and (z) the obligations of the Company under this Agreement are not affected.

26

18.	Counterparts

18.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

18.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

19.	Costs, Expenses and Payments

19.1	Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matter contemplated by it.

19.2	Eagle shall be entitled to deduct and withhold from the payment or delivery of any consideration payable or otherwise deliverable to the Shareholders for the Scheme Shares such Tax amounts as may be required to be deducted or withheld therefrom under any Tax Law. Acacia will seek to make payment arrangements in respect of the settlement of such consideration (including through the use of appropriate agents, that will, to the extent legally possible, minimise both the amount of, and the administrative burdens associated with, such deduction or withholding) and Eagle shall co-operate with Acacia in connection therewith to the extent reasonably practicable. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid. To the extent amounts required by Tax Law to be withheld exceed the amount of cash consideration payable in connection therewith, an appropriate amount of non-cash consideration shall be retained by Eagle equal to any such shortfall. Any amount deducted or withheld by Eagle under this Clause 19.2 will be remitted to the appropriate Tax Authority within the time limits imposed by applicable Law.

20.	Announcements

20.1	Subject to Clauses 2.2, 20.2 and 20.3, no announcement or statement shall be made regarding the Scheme except on a joint basis or on terms agreed in advance by the parties (such agreement not to be unreasonably withheld or delayed).

20.2	The restriction in Clause 20.1 shall not apply: (i) to any announcement or statement required by applicable law, regulation, court order, regulatory authority or the rules of any stock exchange provided that the party required to make such an announcement or statement will, if practicable, consult with the other party as to the content and timing of such announcement or statement and the extent of the required disclosure; (ii) to any announcement or statement made by Eagle or the Company following an announcement or statement by a third party of a Competing Proposal; (iii) after a Board Adverse Recommendation Change; or (iv) to any statement or other disclosure reasonably required to be made to a Tax Authority in connection with the Tax affairs or reporting obligations of the disclosing party.

27

20.3	The parties have mutually approved the Press Release to be published by Eagle after execution of this Agreement and, in any event, after the release of the Announcement. After release of the Press Release in accordance with this Clause 20.3, Eagle may disclose to third parties the information contained in the Press Release without further consent from the Company. Eagle shall also have the right to hold an investors’ day following the issue of the Press Release and to discuss matters pertaining to this Agreement during that investors’ day, provided that Eagle shall comply with its confidentiality obligations under the Confidentiality Agreement in relation to that investors’ day and further provided that Eagle shall provide to the Company relevant draft transcripts and presentations containing information relating to the transactions contemplated by this Agreement in respect of that investors’ day in advance thereof to allow the Company to provide comments on such draft transcripts and presentations and Eagle shall consider in good faith any comments received from the Company on such drafts. Subject to the approval of the Company, such approval not to be unreasonably withheld or delayed, Eagle shall have the right to issue subsequent press releases or other public statements pertaining to the activities contemplated hereunder.

21.	No Partnership

Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, joint venture or agency relationship between any of the parties.

22.	Entire Agreement

22.1	The provisions of this Agreement shall be supplemental to and shall not prejudice the terms of the Confidentiality Agreement, which shall remain in full force and effect. This Agreement, together with the Confidentiality Agreement, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto.

22.2	Each party acknowledges and agrees that:

(a)	in entering into this Agreement, it is not relying upon any pre-contractual statement which is not expressly repeated in this Agreement or the Confidentiality Agreement;

(b)	it shall have no right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that such pre-contractual statement is expressly repeated in this Agreement or the Confidentiality Agreement;

(c)	except as otherwise expressly provided for in this Agreement or the Confidentiality Agreement, its only right or remedy in connection with this Agreement (subject in all cases to the provisions of Clause 11) shall be for breach of contract to the exclusion of all other rights and remedies (including, for the avoidance of doubt, those for misrepresentation (whether made prior to or this Agreement));

28

(d)	except as otherwise expressly set out in this Agreement, all warranties implied by law in any jurisdiction (whether by statute, or otherwise) in relation to the Scheme are excluded to the fullest extent permitted by law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived; and

(e)	nothing in this Clause 22.2 shall exclude or limit any liability for fraud or any remedy which cannot be waived as a matter of applicable Law.

For the purposes of this Clause 22.2, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to this Agreement, the Confidentiality Agreement or the Scheme made or given by any person at any time prior to the date of this Agreement.

22.3	Except in the case of fraud, Eagle acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever (other than the Warranties) and acknowledges that none of the Company, any member of the Acacia Group, or any of their advisers, agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

23.	Rights of Third Parties

23.1	Subject to the remaining provisions of this Clause 23, it is intended that, by virtue of the Contracts (Rights of Third Parties) Act 1999:

(a)	each member of the Acacia Group has the right to enforce the provisions of this Agreement which are applicable to it;

(b)	each member of the Eagle Group has the right to enforce the provisions of this Agreement which are applicable to it;

(c)	Cosmo shall have the right to enforce Clause 6.5; and

(d)	the persons referred to in Clause 22.3 have the right to enforce that clause.

23.2	Except as provided in Clause 23.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

23.3	Notwithstanding the provisions of Clause 23.1, this Agreement may be rescinded or varied in any way and at any time by mutual agreement of the parties to this Agreement without the consent of any person referred to in Clause 23.1.

24.	Governing Law

24.1	This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

29

24.2	Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

25.	Agent for Service

25.1	Eagle hereby irrevocably appoints Oakwood Corporate Services Limited of 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT as its authorised agent on which legal process may be served in any proceedings, suit or action in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

25.2	If the agent at any time ceases for any reason to act as such and notifies Eagle accordingly, Eagle shall appoint a replacement agent having an address for service in England or Wales and shall notify the Company of the name and address of the replacement agent.

25.3	If the Company discovers that the agent has ceased to act as such, it shall notify Eagle accordingly, and Eagle shall appoint a replacement agent having an address for service in England or Wales and shall notify the Company of the name and address of the replacement agent within two Business Days of receiving such notification.

25.4	The Company shall, provided that notice has been given to Eagle to appoint a replacement agent, be entitled by notice to Eagle in writing to appoint a replacement agent to act on behalf of Eagle, if Eagle fails to appoint a replacement agent within two Business Days of such notice from the Company. The provisions of this Clause applying to service on an agent apply equally to service on a replacement agent.

25.5	A copy of any Service Document served on an agent shall be sent by post to the address of the agent as set out in Clause 25.1 or an address to be notified in writing by Eagle to the Company (in the case of Clause 25.2). Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

30

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out above:

EXECUTED BY	)
)
)
/s/ Scott Tarriff	)
acting for and on behalf of	)
Eagle Pharmaceuticals, Inc.	)
)
)

[Signature Page to Cooperation Agreement]

EXECUTED BY	)
)
)
/s/ Mike Bolinder	)
)
acting for and on behalf of	)
Acacia Pharma Group PLC	)
)

[Signature Page to Cooperation Agreement]

Schedule 1
Acacia Share Plans; Employee Related Matters

The Company and Eagle intend that the following arrangements and acknowledgements will, subject to the Scheme becoming effective in accordance with its terms, apply to the Acacia Share Plans and the Acacia Employees.

In this Schedule 1 and this Agreement, each of the following words and expressions shall have the following meanings:

“Acacia Employees”	means the employees of the Company and the employees of members of the Acacia Group from time to time;

“Acacia Share Plans”	means each of the PSP, CSOP, EMI, the USOP and the DABP;

“CSOP”	means the Company’s share option plan as amended from time to time;

“DABP”	means the Company’s deferred annual bonus plan as amended from time to time;

“EMI”	means the Company’s enterprise management incentive as amended from time to time;

“Options”	has the meaning given to it in paragraph 3(c) of this Schedule 1;

“PSP”	means the Company’s performance share plan as amended from time to time;

“Remuneration Committee”	means the remuneration committee of the board of directors of the Company; and

“USOP”	means the Company’s unapproved share option plan.

Acacia Share Plans

1.	As at the date of this Agreement, the following options are outstanding under the Acacia Share Plans:

Acacia Share Plan	Form of award	Number of Shares under option
Performance Share Plan	Options	4,406,833
Company Share Option Plan	Options	44,444
Enterprise Management Incentive	Options	836,647
Unapproved Share Option Plan	Options	651,500
Deferred Annual Bonus Plan	Options	0

31

2.	Eagle acknowledges that, before the Effective Date, Acacia may continue to operate each of the Acacia Share Plans in accordance with the rules of the relevant plan and Acacia’s normal practice. For the avoidance of doubt, the operation of the Acacia Share Plans includes (without limitation) granting options or awards, determining the extent to which options or awards vest and satisfying the vesting of awards and exercise of options.

3.	Eagle and the Company acknowledge that:

(a)	the Scheme Record Time shall take place after the Court Sanction Date, to allow those participants in Acacia Share Plans who acquire Shares on or before the Court Sanction Date to have those Shares acquired by Eagle (or by any person nominated by Eagle) and dealt with through the Scheme;

(b)	the Company may amend the rules of any of the Acacia Share Plans if the Acacia Directors (or the relevant committee) are of the opinion that such amendments are necessary to implement the Scheme and the treatment set out in this Agreement, to facilitate the administration of the Acacia Share Plans or to obtain or maintain favourable tax treatment for participants or for Acacia;

(c)	the Company and Eagle intend to jointly (or the Company in consultation with Eagle intends to) write to participants in the Acacia Share Plans on, or as soon as practicable after, the posting of the Scheme Document to inform them of the impact of the Scheme on their outstanding options and/or conditional awards under the Acacia Share Plans (“Options”), the extent to which their Options will vest and become exercisable as a result of the Scheme and the actions they may take in connection with their Options as a result of the Scheme; and

(d)	Shareholder approval will be sought for an amendment to the Articles so that any Shares issued or transferred on or after the Scheme Record Time will be automatically transferred to, or to the order of, Eagle in exchange for the provision by Eagle of the same consideration payable per Share under the Scheme (or such other consideration as may be agreed between Eagle and the Company and disclosed in the Scheme Document).

4.	Eagle acknowledges that none of the Options will be exchanged for, converted into or replaced by any options or awards issued or granted by Eagle or any member of the Eagle Group in respect of shares in Eagle or any member of the Eagle Group.

32

DABP

5.	Eagle acknowledges that there are no outstanding Options under the DABP.

EMI

6.	Eagle acknowledges that all outstanding Options under the EMI have vested and will remain exercisable for a period of six months after the Court Sanction Date (unless the Options lapse earlier under the rules of the EMI), after which they shall lapse.

USOP

7.	Eagle acknowledges that all outstanding Options under the USOP have vested and will remain exercisable for a period of six months after the Court Sanction Date (unless the Options lapse earlier under the rules of the USOP), after which they shall lapse.

PSP

8.	Eagle acknowledges that all outstanding Options under the PSP that are unvested on the Court Sanction Date will vest and become exercisable to the extent determined below on the Court Sanction Date in accordance with the rules of the PSP.

9.	Eagle acknowledges that the extent to which unvested Options outstanding under the PSP vest in connection with the Scheme is to be determined by the Remuneration Committee subject to its discretions under the rules of the PSP to: (A) assess the achievement of performance conditions; and (B) apply or disapply time pro-rating.

10.	Eagle acknowledges that it is the current intention of the Remuneration Committee that all outstanding Options granted under the PSP shall be vested in full.

11.	Eagle acknowledges that all Options granted under the PSP that have vested before or on the Court Sanction Date will be exercisable until the date one month after the Court Sanction Date (unless they lapse earlier under the rules of the PSP), after which they shall lapse.

CSOP

12.	Eagle acknowledges that any outstanding Options under the CSOP that are unvested on the Court Sanction Date will vest and become exercisable to the extent determined below on the Court Sanction Date in accordance with the rules of the CSOP.

13.	Eagle acknowledges that the extent to which unvested Options outstanding under the CSOP vest in connection with the Scheme is to be determined by the Remuneration Committee subject to its discretions under the rules of the CSOP to: (A) assess the achievement of performance conditions; and (B) apply or disapply time pro-rating.

14.	Eagle acknowledges that it is the current intention of the Remuneration Committee that all outstanding Options granted under the CSOP shall be vested in full.

15.	Eagle acknowledges that all Options granted under the CSOP that have vested before or on the Court Sanction Date will be exercisable until the date one month after the Court Sanction Date (unless they lapse earlier under the rules of the CSOP), after which they shall lapse.

33

16.	The Company and Eagle acknowledge that any exercise of Options granted under the CSOP is unlikely given the exercise price of such Options is higher than the consideration payable to the Shareholders for the Scheme Shares.

Employee Benefit Trust

17.	As at the date of this Agreement, the Company Employee Benefit Trust (the “Trust” or “EBT”) holds 1,002,584 Shares.

18.	Eagle and the Company acknowledge that the trustee of the Trust will be requested to use the Shares that it holds to satisfy outstanding Options as far as possible. To the extent there are insufficient Shares held by the Trust to satisfy outstanding Options, the Company, in consultation with Eagle, shall: (i) issue new Shares; (ii) use market purchase shares; or (iii) pay cash, to satisfy outstanding Options. Any settlement in of the Options in cash or in Shares shall be subject to applicable Tax withholding required by Law.

Acacia Employees: ordinary course of business arrangements

19.	Eagle acknowledges and agrees that the Company will carry out annual (or other periodic) salary reviews and appraisals, bonus determinations and promotion rounds in the ordinary course of business and in a manner consistent with historic practice.

20.	Eagle agrees, in respect of each Acacia Employee (as identified prior to the Effective Date) who remains in employment within the Acacia Group or the Eagle Group, that for the twelve month period immediately following the Effective Date it shall, or shall cause the relevant employing entity in the Acacia Group or the Eagle Group to, maintain at least the same base salary and contractual benefits as were provided to each such Acacia Employee immediately prior to the Effective Date.

21.	Nothing contained in paragraphs 19 or 20 or elsewhere in this Agreement, express or implied; (i) shall cause either Eagle or any other member of the Eagle Group or their respective affiliates to be obligated to continue to employ any person for any period of time following the Effective Date; (ii) shall prevent Eagle or any other member of the Eagle Group or their respective affiliates from adopting, revising, amending or terminating any Acacia Employee Plan or any other employee benefit plan, program or policy in effect from time to time; (iii) shall be construed as an amendment of any Acacia Employee Plan or any other employee benefit plan, program or policy in effect from time to time; or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual person, including any present or former employee, officer, director or individual independent contractor of the Company or any other member of the Acacia Group (including any beneficiary or dependent of such individual).

34

401(k) Plan; PEO Agreement

22.	Unless Eagle provides written notice to the Company to the contrary prior to posting of the Scheme Document, on the day immediately prior to the Effective Date, the Company shall deliver to Eagle evidence reasonably satisfactory to Eagle that the Company and the applicable members of the Atlas Group have: (i) withdrawn from each PEO Employee Plan that is intended to be qualified within the meaning of sections 401(a) and 401(k) of the Code (each, a “401(k) Plan”); and (ii) directed the administrator of each such 401(k) Plan to spin out the assets and liabilities of each such 401(k) Plan into a new 401(k) Plan sponsored by the applicable member of the Atlas Group with respect to accounts held for the benefit of current and former employees of the Atlas Group; and (iii) simultaneously, terminated the new 401(k) Plan, effective as of the day immediately prior to the Effective Date, pursuant to resolutions duly adopted by the Company’s board of directors or such other applicable governing body or committee thereof. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Eagle no later than five Business Days prior to the Effective Date.

23.	Unless Eagle provides written notice to the Company to the contrary prior to posting of the Scheme Document, the Company and the applicable member of the Atlas Group shall terminate all contracts with professional employer organizations, or other agreements or arrangements providing for co-employment of employees of the Atlas Group on or prior to the Effective Date, including sending all required notices, such that: (i) each such contract, agreement or arrangement shall be of no further force or effect immediately prior to the Effective Date, in each case without any remaining liability of any kind on the part of the Company, any other member of the Atlas Group, Eagle or any of its affiliates; (ii) immediately prior to the Effective Date, each such employee shall be considered solely an employee of the applicable member of the Atlas Group for all purposes; (iii) each employee’s participation in any PEO Employee Plan, other than any PEO Employee Plan that is a 125 Plan, shall terminate as of the Effective Date to the extent permitted under the terms of such PEO Employee Plan; and (iv) each employee’s participation in any PEO Employee Plan that is a health plan (including medical, dental and vision plans) or 125 Plan shall terminate as of the last business day of the month in which the Effective Date occurs.

35

Schedule 2
Indicative Scheme Timetable

Stage	Indicative date (2022)
Publication of Announcement	28 March
Notice of Scheme Convening Hearing	19 April
Part 8 claim form and supporting evidence and statements issued (in relation to the Scheme Convening Hearing)	20 April
Scheme Convening Hearing	28 April
Post Scheme Document to Shareholders	3 May
Voting Record Date	19:00 p.m. (Brussels time) on the day which is two Business Days prior to the Court Meeting
Court Meeting immediately followed by the GM	21 clear calendar days after the date of posting of the Scheme Document
Further evidence filed and core bundle lodged (via CE)	At least two clear days prior to the Scheme Sanction Hearing
Scheme Sanction Hearing	30 May
Scheme Record Time	19:00 p.m. (Brussels time) on the day which is one Business Day immediately following the date of the Scheme Sanction Hearing
Effective Date	1 June

36

Schedule 3
Conditions

Conditions to Eagle’s obligation under Clause 6.1:

1.	The obligation of Eagle to effect the Scheme is subject to the satisfaction, or waiver by Eagle, on or prior to the Scheme Sanction Hearing, of the following conditions:

(a)	the Warranties shall be true, accurate and not misleading as of the Business Day prior to the Scheme Sanction Hearing as though made on and as of such date, except where the failure of such Warranties to be true, accurate and not misleading would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)	the Company shall have performed in all material respects its covenants and obligations required to be performed by it under this Agreement as of the Business Day prior to the Scheme Sanction Hearing;

(c)	there having not been effected any Law or regulation, nor any judicial or arbitration order, decision or proceedings prohibiting, enjoining, or making illegal (or that would be reasonably likely to prohibit, enjoin or make illegal) the consummation of the Scheme as contemplated by this Agreement, the Scheme Document and Scheme Ancillary Documents;

(d)	Eagle shall have received a certificate, dated as of the Business Day prior to the Scheme Sanction Hearing, signed by a director of the Company certifying as to the matters contained in paragraphs 1(a) and 1(b); and

(e)	since the date of this Agreement, no effect, development, circumstance or change shall have occurred, individually or in the aggregate, that had, or would reasonably be expected to have, a Company Material Adverse Effect that is continuing as of the Business Day prior to the Scheme Sanction Hearing.

37

Schedule 4
Warranties

1.	In this Schedule 4 and in this Agreement, each of the following expressions shall have the following meaning:

(a)	“IFRS” means International Financial Reporting Standards;

(b)	“Intellectual Property” means any and all intellectual property and proprietary rights, including in or with respect to any of the following: patents, Trade Marks, domain names, rights with respect to computer software, rights in goodwill, database rights and rights in data, rights in designs, copyrights and topography rights (whether or not registered, and including applications and the right to apply for registration of any such rights) and all inventions, rights in know-how, trade secrets and/or confidential information, customer and supplier lists and other proprietary knowledge and information;

(c)	“Licensed IP” means all Intellectual Property licensed to the Company (or any other member of the Acacia Group) by other persons; and

(d)	“Trade Marks” means all trade marks, service marks, logos, trade names and other source or business identifiers, together with any registrations thereof and applications therefor, and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing, in each case whether registered or unregistered and in any part of the world.

Organisation and power

1.	The Company is a public company limited by shares, duly incorporated and validly existing under the laws of England and Wales and has the requisite corporate power and authority to enter into and perform this Agreement.

2.	Copies of the certificate of incorporation of the Company and the Articles are appended to the Disclosure Letter.

Capitalisation

3.	As of the close of business on 25 March 2022, the issued share capital of the Company comprised 100,923,133 Shares, with a further 1,002,584 shares held by the EBT for the satisfaction of the Options.

4.	The Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all Acacia Share Plans, indicating for each Acacia Share Plan, as of such date: (i) the number of Options granted under such Acacia Share Plan; (ii) the number of Options reserved for future issuance under such Acacia Share Plan; (iii) the aggregate number of Shares that are subject to outstanding restricted stock units; and (iv) the aggregate number of Shares that are subject to outstanding performance stock units (assuming maximum performance levels), if any.

5.	The Company has made available to Eagle complete and accurate copies of: (i) the Acacia Share Plans; (ii) the forms of agreements evidencing restricted stock units and performance stock units (if any); and (iii) all forms of agreements evidencing any other equity or equity-linked award or compensation arrangement offered by the Company or any other member of the Acacia Group.

38

6.	Except as contained in paragraph 3 and/or of the Disclosure Letter: (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; and (ii) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any other member of the Acacia Group is a party or by which the Company or any other member of the Acacia Group is bound obligating the Company or any other member of the Acacia Group to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any other member of the Acacia Group to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. Except for any Options, restricted stock units, performance stock units, stock options, phantom stock and other awards issuable under an Acacia Share Plan, the Company does not have any outstanding stock appreciation rights, stock units or similar rights or obligations.

7.	The Company is neither a party to nor bound by any agreement with respect to the voting (including proxies) or sale or transfer of any Shares of the Company.

8.	All issued Shares are, and all Shares upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorised, validly issued and fully paid and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the applicable Law, the Company’s constitutional documents or any agreement to which the Company is a party or is otherwise bound.

9.	There are no obligations, contingent or otherwise, of the Company or any other member of the Acacia Group to repurchase, redeem or otherwise acquire any Shares.

Subsidiaries

10.	The Disclosure Letter sets forth a true and complete list of each subsidiary undertaking of the Company, including its jurisdiction of incorporation or formation. Each such subsidiary undertaking of the Company has been duly organised, is validly existing and in good standing (to the extent such concepts are applicable) under the Laws of its jurisdiction of organisation, and has all organisational power and authority required to carry on its business as now conducted, except for any failure to be so organised, existing and in good standing as, and to have power and authority as, the absence of which, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such subsidiary undertaking is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

39

11.	As of the date of this Agreement, all of the issued share capital of each subsidiary undertaking of the Company is owned by the Company, directly or indirectly, free and clear of all any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

Authority; no conflict; insolvency

12.	The Company has all requisite corporate power and authority to execute and deliver this Agreement. Provided: (i) the Scheme is approved by the Scheme Shareholders at the Court Meeting; and (ii) the GM Resolutions are passed at the GM, the Company will have all requisite corporate power and authority to perform all of its obligations hereunder and to take the steps required by the Company to implement the Scheme. The execution and terms of this Agreement has been duly and validly authorised by the Acacia Directors.

13.	This Agreement has been duly executed and delivered by the Company and, assuming the due authorisation, execution and delivery of this Agreement by Eagle, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

14.	The execution and delivery of this Agreement by the Company does not conflict with, or result in any violation or breach of any provision of the certificate of incorporation of the Company or the Articles and the completion by the Company of the Scheme shall not conflict with, or result in any violation or breach of, any provision of the certificate of incorporation of the Company or the New Articles; (ii) as far as the Company is aware, conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit to which the Company or any other member of the Acacia Group is entitled) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material agreement or other material instrument binding upon the Company or any other member of the Acacia Group or any of their respective properties or assets; (iii) as far as the Company is aware, conflict with or violate any applicable Law, except in each case, for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect.

15.	As of the date of this Agreement, neither the Company nor, so far as the Company is aware, any other member of the Acacia Group is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986.

Information

16.	Subject to the following sentence: (i) the Scheme Document, on the date it is first mailed to Scheme Shareholders and at the time of the Court Meeting, and if amended or supplemented, at the time of any amendment or supplement thereto, shall not, as far as the Company is aware, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading; and (ii) the Scheme Document will comply as to form in all material respects with the requirements of applicable Law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Scheme Document based on any information supplied by or on behalf of, or which relates to, Eagle or any other member of the Eagle Group.

40

Undisclosed liabilities

17.	The Company and the other members of the Acacia Group do not have any material liabilities or obligations of any nature, whether or not required by IFRS to be reflected on a consolidated balance sheet of the Company and the other members of the Acacia Group, except: (i) as disclosed in the most recent balance sheet included in the Company’s most recent financial statements (or in the notes thereto) as set out in the Disclosure Letter (the “Company Balance Sheet”) or in the notes thereto; (ii) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet; (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby; and (iv) liabilities which shall not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

18.	Full details of any commission, finder’s fee, brokerage, royalty payments or the like that are payable by any member of the Acacia Group (whether in connection with the Scheme or not) are disclosed in the Disclosure Letter.

Absence of certain changes or events

19.	Between 1 January 2021 and the date of this Agreement, except in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, the Company has conducted its business in all material respects in the ordinary course of business, while taking into account the cash and balance sheet position of the Company, except when such conduct outside the ordinary course of business has not had, individually or in the aggregate, a Company Material Adverse Effect.

Taxes

20.	Each member of the Acacia Group has: (i) paid all Tax which it has become liable to pay; (ii) deducted, withheld or collected for payment (as appropriate) all Tax due to have been deducted, withheld or collected for payment and has accounted for or paid all such Tax to the Tax Authority to the extent due to be paid prior to the date hereof; and (iii) not agreed with any Tax Authority to defer payment of any Tax. Each member of the Acacia Group has filed all Tax returns that it was required to file, and all such Tax returns were when made, and remain, correct and, as far as the Company is aware, complete.

21.	No member of the Acacia Group is, nor has been, involved in any dispute with or investigation, audit, discovery or access order by any Tax Authority in respect of any Tax matter or any enquiry into any Tax return and no communication has been received that such dispute, investigation, audit, discovery, access order or enquiry is planned, threatened or likely to arise.

41

22.	No member of the Acacia Group is, or is, as far as the Company is aware, likely to become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax that is primarily or directly chargeable against, or attributable to, any person other than a member of the Acacia Group (including pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement, other than customary gross-up, indemnity and similar provisions in agreements that do not relate primarily to Tax matters). No member of the Acacia Group is or ever has been a member of a group of companies or consolidation for any Tax purposes (other than with another member of the Acacia Group). No member of the Acacia Group has any obligation to gross-up, indemnify or otherwise reimburse any person for any Tax incurred by such person under section 409A or section 4999 of the Code.

23.	Each member of the Acacia Group is and always has been resident for Tax purposes solely in its jurisdiction of incorporation. No member of the Acacia Group has any branch, office, permanent establishment or other taxable presence in any other jurisdiction. No claim has been made by any Tax Authority that a member of the Acacia Group may be subject to Tax by, or required to file any Tax return in, a jurisdiction in which it does not file Tax returns, which claim has not since been fully resolved (and any relevant liability to Tax fully discharged).

24.	In each case where the making of an election by any current or former employee, officer or worker (together with, where required, the relevant employer entity) in respect of the acquisition by such employee, officer or other worker of shares or securities in any member of the Acacia Group would have the effect of mitigating the liability to Tax imposed by a United Kingdom Tax Authority of the Acacia Group in respect of any subsequent dealings in those shares or securities, such an election has been validly made. No Shares that are issued and outstanding are subject to vesting, reverse vesting, forfeiture, a right of repurchase or to a "substantial risk of forfeiture" within the meaning of section 83 of the Code.

25.	No member of the Acacia Group has been involved in or a party to any scheme, arrangement, transaction or series of transactions either: (i) the main purpose, or one of the main purposes of which was the avoidance, deferral or reduction of Tax on the part of a member of the Acacia Group; (ii) that produced a loss for Tax purposes with no corresponding commercial loss; or (iii) containing one or more steps which have no commercial purpose other than avoiding, deferring or saving Tax or obtaining a Tax advantage on the part of a member of the Acacia Group. No member of the Acacia Group has entered into any “listed transaction” within the meaning of US Treasury Regulation section 1.6011-4(b)(2). No member of the Acacia Group has participated in any transaction or arrangement within the scope of European Council Directive 2011/16/EU (“DAC 6”) which has been or, as far as the Company is aware, is required to be disclosed under any applicable laws implementing DAC 6, including the International Tax Enforcement (Disclosable Arrangements) Regulations 2020, or any similar Tax reporting or information sharing regime or legislation in any jurisdiction.

26.	All material transactions or arrangements made or entered into by each member of the Acacia Group have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented to the extent required by Law.

42

27.	No member of the Acacia Group is or has been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by section 355 or section 361 of the Code in the three years preceding the date of this Agreement (or any similar provision of state or local Tax Law).

Employees

28.	Except as contained in the Disclosure Letter (recognising that employee names are anonymised therein), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event: (i) entitle any current or former employee, director or officer of any member of the Acacia Group to severance pay, debt forgiveness or any other compensatory payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director or officer; or (iii) result in the payment of any “excess parachute payment” (as defined in section 280G(b)(1) of the Code).

29.	Except as contained in the Disclosure Letter (recognising that employee names are anonymised therein), no person, whether a current or former employee, director, officer or consultant of any member of the Acacia Group, is entitled to a bonus in connection with the consummation of the Scheme.

30.	The Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each material Acacia Employee Plan and separately designates each PEO Employee Plan. For each material Acacia Employee Plan, the Company has made available to Eagle a copy of such plan (or a description, if such plan is not written) and all amendments thereto, together with a copy of (if applicable): (i) each material trust, insurance or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed US Internal Revenue Service Form 5500; (iv) the most recent favorable determination or opinion letter from the US Internal Revenue Service; (v) the most recently prepared actuarial reports and financial statements in connection with each such Acacia Employee Plan; and (vi) all material and non-routine documents and correspondence relating thereto received from or provided to the US Department of Labor, the US Internal Revenue Service or any other Relevant Authority during the past year.

31.	Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, during the last six years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in section 3(37) of ERISA. Neither the Company nor any other member of the Acacia Group has any liability for, and no Acacia Employee Plan provides for any post-employment or post-retirement medical, dental, disability, hospitalisation, life or similar benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of any member of the Acacia Group other than coverage mandated by applicable Law (such as health care continuation coverage as required by section 4980B of the Code or any similar state law).

32.	Each Acacia Employee Plan that is intended to be qualified under section 401(a) of the Code has been determined by the US Internal Revenue Service to be qualified under section 401(a) of the Code and is the subject of an unrevoked favorable determination, opinion or advisory letter from the US Internal Revenue Service as to its qualification and, as far as the Company is aware, no circumstances exist that would reasonably be expected to adversely affect such qualification.

43

33.	Each Acacia Employee Plan (in the case of a PEO Employee Plan, as far as the Company is aware) has been maintained in compliance with its terms and all applicable Law, including ERISA and the Code, no claim, action, audit, investigation or similar proceeding (other than routine claims for benefits) is pending against or involves or, as far as the Company is aware, is threatened (in writing) against any Acacia Employee Plan before any Relevant Authority, and all contributions and expenses due and payable by the Company or any other member of the Acacia Group in respect of an Acacia Employee Plan have been paid in full except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Intellectual property

34.	The Disclosure Letter sets forth a list of the material Intellectual Property that are owned by any member of the Acacia Group and issued by or registered with, or subject to a pending application before, any Relevant Authority or internet domain name registrar (“Registered Company IP”).

35.	Except as otherwise provided in the Disclosure Letter, all Registered Company IP is subsisting and, as far as the Company is aware, other than Registered Company IP constituting pending applications, valid and enforceable.

36.	As far as the Company is aware, no person has infringed, misappropriated, or otherwise violated, since 1 January 2018, and no person is currently infringing, misappropriating, or otherwise violating, any Registered Company IP, in each case, except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect.

37.	As far as the Company is aware, the Company owns or otherwise has a valid right to use all Intellectual Property material to the conduct of the business of the Acacia Group.

38.	As far as the Company is aware, the execution, delivery or performance of this Agreement will not, with or without notice or lapse of time, result in, or give any other person the right or option to cause or declare: (i) a loss of, or encumbrance on, any Licensed IP; or (ii) the release, disclosure, or delivery of any Licensed IP by or to any escrow agent or other person, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

39.	As far as the Company is aware, each person who is or was an employee of the Company or any other member of the Acacia Group who is or was, since 1 January 2018, involved in the creation or development of material Intellectual Property on behalf of the Acacia Group has signed a contract containing an assignment of Intellectual Property rights pertaining to such Intellectual Property to the Company or another member of the Acacia Group, or such material Intellectual Property has otherwise vested in the Company or another member of the Acacia Group automatically by operation of law.

44

40.	The Company has taken reasonable steps and precautions necessary to maintain the confidentiality of the trade secrets owned by or licensed to the Company (or any other member of the Acacia Group) and that are material to the business of the Acacia Group.

41.	As far as the Company is aware, no member of the Acacia Group has, since 1 January 2018, infringed, misappropriated, or otherwise violated or made unlawful use of any material Intellectual Property rights of any other person in a manner that has resulted in, or would reasonably be expected to result in a Company Material Adverse Effect.

Privacy

42.	As far as the Company is aware, each member of the Acacia Group has complied with and complies in all material respects with all applicable Law and its own published policies and contractual obligations with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Acacia Group’s websites) that is collected, used, stored, hosted, distributed, retained, disclosed, transferred, disposed of, transmitted, by or on behalf of any member of the Acacia Group; (ii) non-personally identifiable information that is collected, used, stored, hosted, distributed, retained, disclosed, transferred, disposed of, transmitted, by or on behalf of any member of the Acacia Group; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with persons and websites; (v) the use of internet searches associated with or using particular words or terms; and (vi) the sending of solicited or unsolicited electronic mail messages.

43.	As far as the Company is aware, there has been no unauthorised or illegal use of or access to any of the data or information held in any database(s) controlled by the Acacia Group.

44.	As far as the Company is aware, the execution, delivery or performance of this Agreement will not result in any material violation of any applicable Law pertaining to privacy or Personal Information.

Litigation and insurance

45.	The Company is not involved in any litigation, arbitration or other legal proceedings, including civil, criminal, administrative or investigative, except such litigation, arbitration or proceeding which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, as far as the Company is aware, no civil, criminal, administrative or other investigations by any Relevant Authority with respect to the Company is pending or threatened in writing, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

46.	The Disclosure Letter sets forth a true and complete list of all material and current insurance policies maintained by the Company (collectively, the “Insurance Policies”), each of which is for the benefit of the Acacia Group as a whole. All material Insurance Policies are in full force and effect and no written notice of cancellation or material modification has been received (other than any notices in connection with ordinary renewals) by the Company.

45

Property

47.	The Disclosure Letter sets forth a description of all of the Company’s interests in real property, including the address of each real property leased or licenced by any member of the Acacia Group (a “Real Property”). With respect to each Real Property: (i) a copy of such lease or licence has been delivered to Eagle; (ii) such lease or licence is legal, valid, binding and enforceable against the relevant member of the Acacia Group and is in full force and effect and has not been modified; (iii) the transactions contemplated by this Agreement either: (A) do not require the consent of any other party to such lease or licence; or (B) do require the consent of the landlord but such consent has been obtained in writing by the relevant member of the Acacia Group, in full compliance with the provisions of the relevant lease agreement; (iv) the transactions contemplated by this Agreement will not result in a material breach of or material default under such lease or licence; and (v) the relevant member of the Acacia Group is not in breach or default under any such lease or licence, except for in the case of paragraphs (iv) and (v), any breach or default would not reasonably be expected to have, individually or in aggregate, a Company Material Adverse Effect.

Compliance with Law

48.	As far as the Company is aware, the Company and each other member of the Acacia Group is, and at all times since 1 January 2018, has been, in compliance in all material respects with any applicable Law, except for failures to comply or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

49.	As far as the Company is aware, the Company and the other members of the Acacia Group have not: (i) violated any applicable provision of the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”); (ii) been targeted by any US sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (iii) been targeted by any non-US sanctions; (iv) paid, offered, promised, or authorised payment of money or any other thing of value to any Relevant Authority or political party (or any person owned, controlled by or acting on behalf of any of any Relevant Authority or political party) or any official of such Relevant Authority in violation of Anti-Corruption Laws for the purpose of influencing, directly or indirectly through another person, any act, omission, or decision of such official of such Relevant Authority in an official capacity so that the Company or any other member of the Acacia Group might secure any advantage, obtain or retain business, or direct business to any person; or (v) accepted or received any contributions, payments, gifts or expenditures that was unlawful.

Takeover statutes

50.	There are no “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions”, or “business combination statute or regulation” or other similar anti-takeover Laws and regulations applicable to Company, the Acacia Shares, the Scheme or any other transactions contemplated by this Agreement.

46

51.	The UK’s City Code on Takeovers and Mergers does not apply to the Scheme.

52.	As at the date of this Agreement, the Belgian Takeover Legislation does not apply to the Scheme as currently structured under this Agreement.

Related party transactions

53.	No member of the Acacia Group has transferred any asset to, or received any asset from, any Shareholder or any Affiliate of any Shareholder other than by way of sale for market value, payment of interest under a loan or by way of lawfully declared dividend.

54.	Except for any contract of employment appended to the Disclosure Letter and referred to in the Disclosure Letter: (i) there is no subsisting agreement or arrangement between any member of the Acacia Group and any Shareholder or any Affiliate of any Shareholder; and (ii) except for the term loan facility between the Company and Cosmo Pharmaceuticals N.V. detailed in the Disclosure Letter, no member of the Acacia Group is a party to any agreement or arrangement in which any Shareholder or any Affiliate of any Shareholder is interested (whether directly or indirectly), and no such agreement or arrangement has subsisted at any time.

55.	Except as detailed in the Disclosure Letter, no Shareholder and no Affiliate of any Shareholder has any right to make any claim against any member of the Acacia Group except in respect of accrued and unpaid salary or unreimbursed expenses.

47

Schedule 5
Press Release

For Immediate Release

Eagle Pharmaceuticals Agrees to Terms to Acquire Acacia Pharma Group plc

•	Expects to add two U.S. Food and Drug Administration (“FDA”)-approved, new chemical entities (“NCEs”) with patent life into 2031 and expand acute care footprint
•	Commercialized assets, BARHEMSYS® (amisulpride for injection) and BYFAVO® (remimazolam for injection), represent a strong strategic fit with Eagle’s specialized hospital-based salesforce
•	Addressable market for the two products combined is estimated to be $3.1 billion per year[1]
•	Anticipates significant financial synergies from the proposed transaction
•	Company to hold investor conference call to discuss proposed transaction on Thursday, March 31, 2022, at 8:30am ET

WOODCLIFF LAKE, NJ—March 28, 2022—Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced it has reached agreement on the terms of a transfer of the entire issued and to be issued share capital of Acacia Pharma Group plc (“Acacia Pharma”) (EURONEXT: ACPH) to Eagle by way of a scheme of arrangement under Part 26 of the United Kingdom’s Companies Act 2006 (the “Scheme”).

The terms of the proposed transaction value Acacia Pharma’s existing issued and to be issued share capital at approximately €94,700,000, or the equivalent of €0.90 per share. Each shareholder of Acacia Pharma would receive, as consideration for each share of Acacia Pharma held by such shareholder, €0.68 in cash and 0.0049 shares of common stock of Eagle. The terms of the proposed transaction also provide for Eagle to guarantee approximately €25.0 million of debt within the Acacia Pharma group. In connection with the proposed transaction, (i) the Company and Acacia Pharma entered into a co-operation agreement (the “Cooperation Agreement”) on March 27, 2022 and (ii) certain shareholders and directors owning shares in the capital of Acacia delivered to the Company and Acacia deeds of irrevocable undertaking.

The proposed transaction has been approved by the boards of directors of both companies and is expected to close in late Q2 2022, subject to approval by Acacia Pharma’s shareholders and the sanction of the High Court of England and Wales and customary closing conditions for transactions of this type. There is no assurance that the proposed transaction will be consummated on the proposed terms or timing or at all.

1 These estimates are the result of market research performed by or for Eagle Pharmaceuticals.

48

The proposed transaction is expected to provide Eagle with two currently marketed, acute care, hospital products with the potential to disrupt the marketplace:

•	BARHEMSYS® is the first and only antiemetic approved by the FDA for rescue treatment of postoperative nausea and vomiting (PONV) despite prophylaxis. Eagle currently calls on healthcare providers and institutions representing over 70% of the expected BARHEMSYS addressable market opportunity.
•	BARHEMSYS is also approved for the treatment of PONV in patients who have not received prophylaxis and for the prevention of PONV. The total estimated annual U.S. addressable market for prophylaxis and rescue is $2.7 billion, and
•	BYFAVO® is indicated for the induction and maintenance of procedural sedation in adults undergoing procedures lasting 30 minutes or less, with an estimated total addressable market in procedural sedation of more than $0.4 billion per year in the U.S.[2]

“We are delighted to announce that we have agreed to terms for the proposed acquisition of Acacia Pharma. This will be a very important acquisition for us, both financially and strategically. In recent years, the pharmaceutical industry has witnessed slower uptake of new products and longer ramp periods. In the face of further challenges brought about by the COVID-19 pandemic, many smaller underfunded companies experienced significant hurdles launching products. We therefore believe that Eagle is well suited to drive uptake of these two new products, building from Acacia Pharma’s established foundation since its launch, through our experienced and specialized hospital-based sales organization with minimal additional infrastructure,” stated Scott Tarriff, President and Chief Executive Officer of Eagle Pharmaceuticals.

“We have been extremely disciplined in managing our balance sheet over the years, and we believe that the proposed acquisition is a wise use of the cash we have generated. With these two products, together with landiolol, which is on track for an NDA submission to the FDA in May of this year, Eagle will potentially have three NCEs going into their launch phase. We believe these efforts will strengthen our leadership position in the hospital and oncology space and establish a strong foundation for sustainable long-term growth and bring value to our shareholders,” concluded Tarriff.

“We believe that BARHEMSYS and BYFAVO address unmet clinical needs and are nearing usage inflection points, with strong formulary acceptance, and that with our longstanding relationships in the hospital space, we can accelerate uptake and capture the commercial potential of these assets. In doing so, we strive to impact and improve the care of patients undergoing medical treatments such as surgery and invasive procedures. Additionally, their value to anesthesia providers, who are key users, is important, facilitating precision medicine for patients. We see our sales infrastructure as a strategic asset, and as we add to our commercial product portfolio going forward, we plan to expand the size of our salesforce over the next two years,” stated Michael Moran, Executive Vice President and Chief Commercial Officer of Eagle Pharmaceuticals.

2 These estimates are the result of market research performed by or for Eagle Pharmaceuticals.

49

Proposed Transaction Rationale

•	Opportunity for Eagle’s highly skilled hospital-based salesforce to integrate and promote BYFAVO and BARHEMSYS and to leverage longstanding relationships to realize the full potential of these assets.
•	Anticipated strong synergistic fit with Eagle’s current and expanding portfolio of hospital products and other expected cost synergies.
•	Attractive opportunity to accelerate Eagle’s existing growth strategy and further its advantage in acute care.
•	Commercial stage, NCE products with long patent duration through 2031 would add complementary and diversified revenue streams to Eagle.
•	Eagle’s strong financial position enables it to invest in this opportunity for potential significant value creation.
•	Compelling commercial opportunity in both FDA-approved products:

o	BARHEMSYS is the first and only antiemetic approved for rescue treatment of PONV despite prophylaxis and offers the potential for savings to hospitals and ambulatory centers.

o	BYFAVO addresses an unmet need in procedural sedation by offering a fast-acting agent with a favorable safety profile versus other current treatments.

•	Expected to be earnings accretive in 2024.

Product Descriptions and Potential Commercial Opportunity

BARHEMSYS® (amisulpride for injection)3 is the first and only FDA-approved product for PONV rescue after failed prophylaxis4. It is a selective dopamine D2 /D3 antagonist with a broad, differentiated label. PONV is a common complication of surgery, occurring in approximately 30% of all surgical patients and 80% of high-risk patients. PONV is associated with the use of anesthetic gases and opioid painkillers and is particularly common following gynecological, abdominal, breast, eye, and ear operations, especially those lasting an hour or more. PONV can delay hospital discharge; result in re-admission after in-patient procedures; and lead to day-case patients being admitted to the hospital, all of which can result in significantly increased healthcare costs.

By reducing these risks, BARHEMSYS® offers the potential for significant economic savings to hospitals and ambulatory centers. Approximately 70 million invasive surgical patients receive antiemetic prophylaxis annually in the U.S. Approximately 10 million of these patients per year require PONV rescue treatment. BARHEMSYS is the only drug with an FDA-approved indication to treat patients who have failed PONV prophylaxis. It has an established safety profile and efficacy demonstrated in controlled clinical studies. BARHEMSYS® is nonsedating, a common complaint of standard antiemetic agents. Patients experiencing PONV who were treated in a pivotal clinical trial and failed prophylaxis were treated with BARHEMSYS. These patients were observed to have shorter post-anesthesia care (PACU) and hospital stays then patients who were not. Please see Important Safety Information for BARHEMSYS, below.

3 https://bynder.acaciapharma.com/m/5d7c2cd0d58865f7/original/Barhemsys-Prescribing-Information.pdf

4 FDA labels for other recommended treatments do not include treatment after failed prophylaxis.

50

BYFAVO® (remimazolam for injection)5 is a rapid onset/offset procedural sedative with an established safety and efficacy profile. Additional benefits include predictability and a readily available reversal agent. Please see Important Safety Information, including boxed warning, below.

BYFAVO has a compelling commercial opportunity, addressing a clear unmet need. There has been no innovation in the sedation space for over 20 years. Customers seek a fast onset, titratability, and rapid recovery for quick discharge, and shorter procedure times allow for increased procedural volumes. BYFAVO has a broad label and potential health economic benefits and may enable shorter procedure times and greater patient throughput. It is indicated for procedural sedation in adults in procedures lasting 30 minutes or less and has a substantial clinical data package demonstrating efficacy and safety in colonoscopies and bronchoscopies, including the most challenging patients.

Terms of the Proposed Transaction and Financing

The terms of the proposed transaction value Acacia Pharma’s existing issued and to be issued share capital at approximately €94.7 million. The cash consideration payable by Eagle under the terms of the transaction would be approximately €71.6 million. The cash consideration payable by Eagle under the terms of the proposed transaction is expected to be financed by existing cash resources of Eagle. The remaining approximately €23.2 million consideration payable by Eagle is expected to be paid in shares of Eagle common stock. The terms of the proposed transaction also provide for Eagle to guarantee approximately €25.0 million of debt within the Acacia Pharma group

Conditions to Closing and Anticipated Timing

The Scheme is expected to become effective between the middle of May 2022 and June 30th, 2022, and is subject to closing conditions including, among other things, obtaining the requisite approval of Acacia Pharma’s shareholders and the sanction of the High Court of England and Wales by June 30, 2022, which date may be extended by mutual agreement of the parties. There is no assurance that the proposed transaction will be consummated on the proposed terms or timing or at all.

Advisors

Cooley (UK) LLP is acting as legal advisor and William Blair & Company, L.L.C. is acting as exclusive financial advisor to Eagle Pharmaceuticals in connection with the proposed transaction. Locust Walk served as a transaction advisor to Eagle Pharmaceuticals. NautaDutilh BV is acting as legal advisor to Eagle Pharmaceuticals in connection with Belgian law. Sullivan & Cromwell LLP is acting as legal advisor and Greenhill & Co. International LLP and Jefferies International Limited are acting as co-financial advisors to Acacia Pharma in connection with the proposed transaction. Eubelius CVBA is acting as legal advisor to Acacia Pharma in connection with Belgian law and its listing on Euronext Brussels.

5 https://bynder.acaciapharma.com/m/403e8c343b2922de/original/Byfavo-PI.pdf

51

Conference Call

As previously announced, Eagle management will host an investor conference call to discuss the proposed transaction as follows:

Date:	Thursday, March 31, 2022

Time:	8:30am ET

Toll Free (U.S.)	800-909-7113

International:	203-518-9544

Webcast Live and Replay:	www.eagleus.com, under the “Investor + News” section

A replay of the conference call will be available for one week after the call's completion by dialing Toll Free Phone 800-839-5637 (US) or 402-220-2562 (International) and entering conference call ID Conference ID: EGRX0331. The webcast will be archived for 30 days at the aforementioned URL.

About Acacia Pharma

Acacia Pharma is a hospital pharmaceutical company focused on the development and commercialization of new products aimed at improving the care of patients undergoing significant treatments such as surgery, other invasive procedures, or cancer chemotherapy.

Acacia Pharma is a public company limited by shares, incorporated in England and is listed on the Euronext Brussels exchange under the ISIN code GB00BYWF9Y76 and ticker symbol ACPH.

Acacia Pharma has its U.S. headquarters in Indianapolis, IN and its R&D operations are centered in Cambridge, UK.

About Eagle Pharmaceuticals, Inc.

Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialized products include vasopressin injection, PEMFEXY™, RYANODEX®, BENDEKA®, BELRAPZO®, TREAKISYM (Japan), and its oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on Eagle’s website at www.eagleus.com.

52

Further Information

This announcement is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor the announcement of a forthcoming solicitation of any offer to acquire or dispose of securities or of any vote or approval, nor shall there be any sale, issuance or transfer of securities of Acacia Pharma or Eagle in any jurisdiction. The information contained in this announcement should not be construed to constitute any form of advice or recommendation, including but not limited to investment, tax, legal or other advice, and should not be relied upon as the basis for any decision or action.

The proposed transaction will be implemented solely pursuant to the terms of a Scheme Document (the “Scheme Document”), which will contain the full terms and conditions of the proposed transaction, including details of how to vote in respect of the proposed transaction.

This announcement does not constitute a prospectus or a prospectus-equivalent document.

53

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” “guidance,” “opportunity,” “estimate,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events such as: the strategic fit of BARHEMSYS and BYFAVO with Eagle’s specialized hospital-based salesforce; statements regarding the addressable market size and commercial potential for BARHEMSYS and BYFAVO and other products or product candidates; the expected structure, anticipated synergies, terms, timing and closing of the proposed transaction; Eagle’s marketing, product development, partnering and growth strategy, including relating to the commercialization of BARHEMSYS and BYFAVO, and the ability of Acacia Pharma’s technology and know-how to help Eagle achieve its strategy; the expectation that the addition of BARHEMSYS and BYFAVO will be accretive to Eagle, and the timing thereof; the expected sources of financing for the proposed transaction; the ability of Eagle to expand the application of the Acacia Pharma products; the timing, scope or likelihood and timing of regulatory filings and approvals from the FDA for the Company’s product candidates, including landiolol; the ability of BARHEMSYS and BYFAVO to address unmet clinical needs; the ability of BARHEMSYS to offer significant economic savings to hospitals and ambulatory centers; the ability of BYFAVO to offer potential health economic benefits and enable shorter procedure times and greater patient throughput; the ability of the proposed transaction to create shareholder value; and the ability of the Company’s executive team to execute on the Company’s strategy and build stockholder value. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the Company's control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks and uncertainties include, but are not limited to: the risk that the transaction described above is not consummated or that the benefits of the transaction are not realized; the impacts of the COVID-19 pandemic and geopolitical events such as the conflict in Ukraine, including disruption or impact in the sales of the Company's marketed products, interruptions or other adverse effects to clinical trials, delays in regulatory review, manufacturing and supply chain interruptions, adverse effects on healthcare systems, disruption in the operations of the Company's third party partners and disruption of the global economy, and the overall impact of the COVID-19 pandemic or other events on the Company's business, financial condition and results of operations; whether the Company will incur unforeseen expenses or liabilities or other market factors; whether the Company will successfully implement its development plan for its product candidates; delay in or failure to obtain regulatory approval of the Company's or its partners’ product candidates; whether the Company can successfully market and commercialize its product candidates; the success of the Company's relationships with its partners; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of its products or that may have an impact on any of the Company’s products; successful compliance with the FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions, including the potential adverse effects of public health issues, including the COVID-19 pandemic and geopolitical events, on economic activity and the performance of the financial markets generally; the strength and enforceability of the Company's intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the risks inherent in the early stages of drug development and in conducting clinical trials; the outcome of Acacia Pharma's shareholder vote, the High Court and other closing conditions; and factors in addition to the foregoing that may impact the Company’s expectations, including among other things, any potential business development transactions, acquisitions, restructurings or legal settlements, in addition to any unanticipated factors, that may cause the Company’s actual results and outcomes to materially differ; and those risks and uncertainties identified in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2022, and its other subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

54

Important Safety Information for BARHEMSYS® (amisulpride) Injection

Contraindication

BARHEMSYS is contraindicated in patients with known hypersensitivity to amisulpride.

QT Prolongation

BARHEMSYS causes dose- and concentration-dependent prolongation of the QT interval. The recommended dosage is 5 mg or 10 mg as a single intravenous (IV) dose infused over 1 to 2 minutes.

Avoid BARHEMSYS in patients with congenital long QT syndrome and in patients taking droperidol.

Electrocardiogram (ECG) monitoring is recommended in patients with pre-existing arrhythmias/cardiac conduction disorders, electrolyte abnormalities (e.g., hypokalemia or hypomagnesemia), congestive heart failure, and in patients taking other medicinal products (e.g., ondansetron) or with other medical conditions known to prolong the QT interval.

Adverse Reactions

Common adverse reactions reported in ≥ 2% of adult patients who received BARHEMSYS 5 mg (n=748) and at a higher rate than placebo (n=741) in clinical trials for the prevention of PONV were: chills (4% vs. 3%), hypokalemia (4% vs. 2%), procedural hypotension (3% vs. 2%), and abdominal distention (2% vs. 1%).

Serum prolactin concentrations were measured in one prophylaxis study where 5% (9/176) of BARHEMSYS-treated patients had increased blood prolactin reported as an adverse reaction compared with 1% (1/166) of placebo-treated patients.

The most common adverse reaction, reported in ≥ 2% of adult patients who received BARHEMSYS 10 mg (n=418) and at a higher rate than placebo (n=416), in clinical trials for the treatment of PONV was infusion site pain (6% vs. 4%).

Use in Specific Populations

Lactation

Amisulpride is present in human milk. There are no reports of adverse effects on the breastfed child and no information on the effects of amisulpride on milk production.

BARHEMSYS may result in an increase in serum prolactin levels, which may lead to a reversible increase in maternal milk production. In a clinical trial, serum prolactin concentrations in females (n=112) increased from a mean of 10 ng/mL at baseline to 32 ng/mL after BARHEMSYS treatment and from 10 ng/mL to 19 ng/mL in males (n=61). No clinical consequences due to elevated prolactin levels were reported.

To minimize exposure to a breastfed infant, lactating women may consider interrupting breastfeeding and pumping and discarding breast milk for 48 hours after receiving a dose of BARHEMSYS.

55

Pediatric Use

Safety and effectiveness in pediatric patients have not been established.

Geriatric Use

No overall differences in safety or effectiveness were observed between these patients and younger patients, and other reported clinical experience has not identified differences in responses between the elderly and younger patients, but greater sensitivity of some older individuals cannot be ruled out.

Renal Impairment

Avoid BARHEMSYS in patients with severe renal impairment (estimated glomerular filtration rate [eGFR] < 30 mL/min/1.73 m2). The pharmacokinetics of amisulpride in patients with severe renal impairment have not been adequately studied in clinical trials. Amisulpride is known to be substantially excreted by the kidneys, and patients with severe renal impairment may have increased systemic exposure and an increased risk of adverse reactions.

No dosage adjustment is necessary in patients with mild to moderate renal impairment

(eGFR ≥ 30 mL/min/1.73 m2).

Drug Interactions

•	BARHEMSYS causes dose- and concentration-dependent QT prolongation. To avoid potential additive effects, avoid use of BARHEMSYS in patients taking droperidol.

•	ECG monitoring is recommended in patients taking other drugs known to prolong the QT interval (e.g., ondansetron).

•	Reciprocal antagonism of effects occurs between dopamine agonists (e.g., levodopa) and BARHEMSYS. Avoid using levodopa with BARHEMSYS.

Important Safety Information for BYFAVO™ (remimazolam) Injection

Indications

BYFAVO is a benzodiazepine indicated for the induction and maintenance of procedural sedation in adults undergoing procedures lasting 30 minutes or less.

Important Safety Information

WARNING: PERSONNEL AND EQUIPMENT FOR MONITORING AND RESUSCITATION AND RISKS FROM CONCOMITANT USE WITH OPIOID ANALGESICS

56

Personnel and Equipment for Monitoring and Resuscitation

•	Only personnel trained in the administration of procedural sedation, and not involved in the conduct of the diagnostic or therapeutic procedure, should administer BYFAVO.

•	Administering personnel must be trained in the detection and management of airway obstruction, hypoventilation, and apnea, including the maintenance of a patent airway, supportive ventilation, and cardiovascular resuscitation.

•	BYFAVO has been associated with hypoxia, bradycardia, and hypotension. Continuously monitor vital signs during sedation and during the recovery period.

•	Resuscitative drugs, and age- and size-appropriate equipment for bag-valve-mask–assisted ventilation must be immediately available during administration of BYFAVO.

Risks From Concomitant Use With Opioid Analgesics and Other Sedative-Hypnotics

Concomitant use of benzodiazepines, including BYFAVO, and opioid analgesics may result in profound sedation, respiratory depression, coma, and death. The sedative effect of intravenous BYFAVO can be accentuated by concomitantly administered CNS depressant medications, including other benzodiazepines and propofol. Continuously monitor patients for respiratory depression and depth of sedation.

Contraindication

BYFAVO is contraindicated in patients with a history of severe hypersensitivity reaction to dextran 40 or products containing dextran 40.

Personnel and Equipment for Monitoring and Resuscitation

Clinically notable hypoxia, bradycardia, and hypotension were observed in Phase 3 studies of BYFAVO. Continuously monitor vital signs during sedation and through the recovery period. Only personnel trained in the administration of procedural sedation, and not involved in the conduct of the diagnostic or therapeutic procedure, should administer BYFAVO. Administering personnel must be trained in the detection and management of airway obstruction, hypoventilation, and apnea, including the maintenance of a patent airway, supportive ventilation, and cardiovascular resuscitation. Resuscitative drugs, and age- and size-appropriate equipment for bag-valve-mask–assisted ventilation must be immediately available during administration of BYFAVO. Consider the potential for worsened cardiorespiratory depression prior to using BYFAVO concomitantly with other drugs that have the same potential (e.g., opioid analgesics or other sedative-hypnotics). Administer supplemental oxygen to sedated patients through the recovery period. A benzodiazepine reversal agent (flumazenil) should be immediately available during administration of BYFAVO.

57

Risks From Concomitant Use With Opioid Analgesics and Other Sedative-Hypnotics

Concomitant use of BYFAVO and opioid analgesics may result in profound sedation, respiratory depression, coma, and death. The sedative effect of IV BYFAVO can be accentuated when administered with other CNS depressant medications (eg, other benzodiazepines and propofol). Titrate the dose of BYFAVO when administered with opioid analgesics and sedative-hypnotics to the desired clinical response. Continuously monitor sedated patients for hypotension, airway obstruction, hypoventilation, apnea, and oxygen desaturation. These cardiorespiratory effects may be more likely to occur in patients with obstructive sleep apnea, the elderly, and ASA-PS class III or IV patients.

Hypersensitivity Reactions

BYFAVO contains dextran 40, which can cause hypersensitivity reactions, including rash, urticaria, pruritus, and anaphylaxis. BYFAVO is contraindicated in patients with a history of severe hypersensitivity reaction to dextran 40 or products containing dextran 40.

Neonatal Sedation

Use of benzodiazepines during the later stages of pregnancy can result in sedation (respiratory depression, lethargy, hypotonia) in the neonate. Observe newborns for signs of sedation and manage accordingly.

Pediatric Neurotoxicity

Published animal studies demonstrate that anesthetic and sedation drugs that block NMDA receptors and/or potentiate GABA activity increase neuronal apoptosis in the developing brain and result in long-term cognitive deficits when used for longer than 3 hours. The clinical significance of this is not clear. However, the window of vulnerability to these changes is believed to correlate with exposures in the third trimester of gestation through the first several months of life but may extend out to approximately 3 years of age in humans.

Anesthetic and sedation drugs are a necessary part of the care of children needing surgery, other procedures, or tests that cannot be delayed, and no specific medications have been shown to be safer than any other. Decisions regarding the timing of any elective procedures requiring anesthesia should take into consideration the benefits of the procedure weighed against the potential risks.

Adverse Reactions

The most common adverse reactions reported in >10% of patients (N=630) receiving BYFAVO 5-30 mg (total dose) and undergoing colonoscopy (two studies) or bronchoscopy (one study) were: hypotension, hypertension, diastolic hypertension, systolic hypertension, hypoxia, and diastolic hypotension.

Use in Specific Populations

Pregnancy

There are no data on the specific effects of BYFAVO on pregnancy. Benzodiazepines cross the placenta and may produce respiratory depression and sedation in neonates. Monitor neonates exposed to benzodiazepines during pregnancy and labor for signs of sedation and respiratory depression.

58

Lactation

Monitor infants exposed to BYFAVO through breast milk for sedation, respiratory depression, and feeding problems. A lactating woman may consider interrupting breastfeeding and pumping and discarding breast milk during treatment and for 5 hours after BYFAVO administration.

Pediatric Use

Safety and effectiveness in pediatric patients have not been established. BYFAVO should not be used in patients less than 18 years of age.

Geriatric Use

No overall differences in safety or effectiveness were observed between these subjects and younger subjects. However, there is a potential for greater sensitivity (eg, faster onset, oversedation, confusion) in some older individuals. Administer supplemental doses of BYFAVO slowly to achieve the level of sedation required and monitor all patients closely for cardiorespiratory complications.

Hepatic Impairment

In patients with severe hepatic impairment, the dose of BYFAVO should be carefully titrated to effect. Depending on the overall status of the patient, lower frequency of supplemental doses may be needed to achieve the level of sedation required for the procedure. All patients should be monitored for sedation-related cardiorespiratory complications.

Abuse and Dependence

BYFAVO is a federally controlled substance (CIV) because it contains remimazolam which has the potential for abuse and physical dependence.

59

Schedule 6

Form of Guarantee

DATED

____________ 2022

Guarantee and indemnity

between

EAGLE PHARMACEUTICALS, INC.

and

COSMO TECHNOLOGIES LTD

60

CONTENTS

CLAUSE

1.	Interpretation	62
2.	Guarantee and indemnity	64
3.	Representations and warranties	67
4.	Payments	68
5.	Severance	69
6.	Notices	69
7.	Variation, waiver and remedies	70
8.	Assignment	71
9.	Third party rights	71
10.	Counterparts	71
11.	Termination	71
12.	Governing law	71
13.	Jurisdiction of English Courts	71
14.	Service of Process	72

61

This deed is dated _____________ 2022

Parties

(1)	EAGLE PHARMACEUTICALS, INC. a Delaware corporation whose address is at 50 Tice Boulevard, Suite 315, Woodcliff Lake, NJ 07677, USA as guarantor and indemnifier (the “Guarantor”); and

(2)	COSMO TECHNOLOGIES LTD registered in Ireland with company number 395100 whose principal place of business is at Riverside II, Sir John Rogerson’s Quay, Dublin 2, Ireland as lender (the “Lender”).

BACKGROUND

(A)	Lender and the Company have entered into the Relevant Document (as defined below).

(B)	The Guarantor has agreed to enter into this guarantee and indemnity for the purpose of providing security to the Lender for the Company’s obligations under the Relevant Document (as defined below).

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this Clause apply in this deed.

“APG Group” means Acacia Pharma Group plc and each of its Subsidiaries.

“Business Day” means a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

“Company” means Acacia Pharma Limited, a company registered in England and Wales with company registration number: 05934843).

“Group” means the Company and its respective Subsidiaries for the time being.

“Guaranteed Amount” means:

(i)            the aggregate principal amount at any time made available under the Relevant Document (being at the date of this Agreement, an amount equal to €25,000,000), together with any interest from time to time owed under or pursuant to the Relevant Document; and

62

(ii)            any costs, fees or expenses reasonably incurred by the Lender in connection with the preservation or enforcement of this guarantee and indemnity.

“Legal Reservations” means:

(i)            the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(ii)            the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp taxes may be void and defences of set-off or counterclaim;

(iii)            the principle that in certain circumstances any security expressed to be granted by way of fixed charge may be recharacterized as a floating charge or any security expressed to be granted by way of assignment or assignation may be recharacterized as a charge; and

(iv)            similar principles, rights and defences under the laws of any relevant jurisdiction;

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Obligor” means the Company and each Other Guarantors.

“Other Guarantors” means Acacia Pharma Group plc, Acacia Pharma Inc. and any other member of APG Group which becomes a guarantor in accordance with Clause 12.9.1 of the Relevant Document.

“Relevant Document” means the Facility Agreement dated 10 January 2020 between the Company and the Lender.

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Tax” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction and any penalty, fine, surcharge, interest, charges or costs relating to them.

“Termination Date” means the date on which all amounts due under or in connection with the Relevant Document have been unconditionally and irrevocably paid and discharged in full..

1.2	Clause headings shall not affect the interpretation of this deed.

1.3	References to Clauses are to the clauses of this deed.

63

1.4	A reference to this deed (or to any other agreement or document referred to in this deed) is a reference to this deed (or such other agreement or document) as varied, amended, supplemented or novated in accordance with its terms from time to time.

1.5	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.6	A “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.7	This deed shall be binding on and enure to the benefit of, the parties to this deed and their respective successors and permitted assigns, and references to a “party” shall include that party’s successors and permitted assigns.

1.8	A reference to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.9	Unless otherwise expressly provided in this deed, a reference to “writing” or “written” includes email.

1.10	Any words following the terms “including” and “Include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.11	Any obligation on a person not to do something includes an obligation not to allow that thing to be done.

1.12	[Unless otherwise stated, a time of day is a reference to London time].

2.	Guarantee and indemnity

2.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender the punctual performance by the Company of all of the Company’s obligations under the Relevant Document;

(b)	undertakes with the Lender that whenever the Company does not pay any amount when due under or in connection with the Relevant Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

64

(c)	agrees with the Lender that if the Company fails to perform any of its obligations under the Relevant Document or if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the Relevant Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 2 if the amount claimed had been recoverable on the basis of a guarantee.

2.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Company under the Relevant Document, regardless of any intermediate payment or discharge in whole or in part.

2.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Company or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 2 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

2.4	Waiver of defences

The obligations of the Guarantor under this Clause 2 will not be affected by an act, omission, matter or thing which, but for this Clause 2, would reduce, release or prejudice any of its obligations under this Clause 2 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, the Company or any other person;

(b)	the release of the Company or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

65

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Company or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of the Relevant Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any amounts payable or the addition of any new obligation under the Relevant Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under the Relevant Document or any other document or security; or

(g)	any insolvency or similar proceedings.

2.5	Guarantor intent

Without prejudice to the generality of Clause 2.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to the Relevant Document and any fees, costs and/or expenses associated with any of the foregoing.

2.6	Immediate recourse

The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 2. This waiver applies irrespective of any law or any provision of the Relevant Document to the contrary.

2.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Relevant Document have been irrevocably paid in full and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Relevant Document;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Relevant Document or of any other guarantee or security taken pursuant to, or in connection with, the Relevant Document by the Lender;

66

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which an Obligor has given a guarantee, undertaking or indemnity under Clause 2.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Lender.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Relevant Document to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct.

2.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

2.9	Guarantee limitations

Notwithstanding any other provision of this deed, the Guarantor’s liability under this deed shall not exceed the Guaranteed Amount.

3.	Representations and warranties

3.1	The Guarantor makes the representations and warranties set out in this Clause 3 to the Lender on the date of this deed.

3.2	The Guarantor:

(a)	is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

3.3	The Guarantor has the power to execute, deliver and perform its obligations under this deed and the transactions contemplated by it.

3.4	The execution, delivery and performance of the obligations in, and transactions contemplated by, this deed does not and will not contravene the Guarantor’s constitutional documents, any agreement or instrument binding on the Guarantor or its assets, or any applicable law or regulation.

67

3.5	The Guarantor has taken all necessary action and obtained all required consents to enable it to execute, deliver and perform its obligations under this deed and to make this deed admissible in evidence in its jurisdiction of incorporation. Any such authorisations are in full force and effect.

3.6	The Guarantor’s obligations under this deed are, subject to the Legal Reservations, legal, valid, binding and enforceable.

3.7	No litigation, arbitration or administrative proceedings are taking place, pending or, to the Guarantor’s knowledge, threatened against it or any of its assets which, in any case, are reasonably likely to be adversely determined and, if so adversely determined, would have a material adverse effect on its business, assets or condition or ability to perform its obligations under this guarantee.

3.8	No event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default under any deed or instrument which is binding on the Guarantor, or to which its assets are subject, which may reasonably be considered to have a material adverse effect on the Guarantor’s ability to perform its obligations under this deed.

3.9	The Guarantor’s payment obligations under this deed rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

4.	Payments

4.1	All sums payable by the Guarantor under this deed shall be paid in full to the Lender in the currency in which the Company’s obligations under the Relevant Document are payable:

(a)	without any set-off, condition or counterclaim whatsoever; and

(b)	free and clear of any deductions or withholdings whatsoever except as may be required by law or regulation which is binding on the Guarantor.

4.2	If any deduction or withholding is required by any law or regulation to be made by the Guarantor, the amount of the payment due from the Guarantor shall be increased to an amount which (after making any deduction or withholding) leaves an amount equal to the payment which would have been due if no deduction or withholding had been required.

4.3	The Guarantor shall promptly deliver or procure delivery to the Lender of all receipts issued to it evidencing each deduction or withholding which it has made.

68

4.4	The Guarantor shall not and may not direct the application by the Lender of any sums received by the Lender from the Guarantor under any of the terms of this deed.

5.	Severance

If any provision or part-provision of this deed is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this deed.

6.	Notices

6.1	A notice given to a party under or in connection with this deed:

(a)	shall be in writing and in English;

(b)	shall be sent to the party for the attention of the contact and to the address or email address specified in Clause 6.2, or such other address or email address, or contact as that party may notify in accordance with Clause 6.3;

(c)	shall be:

(i)	delivered by hand;

(ii)	sent by email;

(iii)	sent by pre-paid first class post or another next working day delivery service providing proof of postage; or

(iv)	sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); and

(d)	is deemed received as set out in Clause 6.4 if prepared and sent in accordance with this Clause 6.

6.2	The addresses, email addresses and named contacts for service of notices are:

(a)	Guarantor

(i)	address: [●]

(ii)	for the attention of: [●]

(iii)	email address: [●]

(b)	Lender

(i)	address: Riverside II, Sir John Rogerson’s Quay, Dublin 2, Ireland

(ii)	for the attention of: [●]

(iii)	email address: [●]

69

6.3	A party may change its details for service of notices given in Clause 6.2 by giving notice to the other party. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

(a)	the date, if any, specified in the notice as the effective date for the change; or

(b)	the date five Business Days after deemed receipt of the notice.

6.4	Delivery of a notice is deemed to have taken place:

(a)	if delivered by hand, at the time the notice is left at the address;

(b)	if sent by email, at the time of transmission;

(c)	if sent by pre-paid first class post or another next working day delivery service providing proof of postage to an address in the UK, at 9.00 am on the second Business Day after posting;

(d)	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting;

provided that if deemed receipt under the previous paragraphs of this Clause 6.4 would occur outside Usual Business Hours, the notice shall be deemed to have been received when Usual Business Hours next recommence. For the purposes of this Clause, “Usual Business Hours” means 9.00 am to 5.30 pm local time on any day which is not a Saturday, Sunday or public holiday in the place of receipt of the notice (which, in the case of service of a notice by email shall be deemed to be the same place as is specified for service of notices on the relevant party by hand or post).

7.	Variation, waiver and remedies

7.1	No variation of this deed shall be effective unless it is in writing and signed as a deed by the parties (or their authorised representatives).

7.2	No failure or delay by a party to exercise any right or remedy provided under this deed or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this deed or by law is only effective if it is in writing.

7.3	Except as expressly provided in this deed, the rights and remedies provided under this deed are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.

70

8.	Assignment

8.1	No party shall assign, transfer, mortgage, charge, declare a trust over, or deal in any other manner with any or all of its rights and obligations under this deed (or any other document referred to in it).

9.	Third party rights

9.1	Unless expressly provided to the contrary in this deed, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this deed.

9.2	Notwithstanding any term of this deed, the consent of any person who is not a party is not required to rescind or vary this deed at any time.

10.	Counterparts

This deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one deed.

11.	Termination

This deed shall automatically terminate, and the rights and obligations of the parties shall be released, on the Termination Date.

12.	Governing law

This deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

13.	Jurisdiction of English Courts

13.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this deed (including a dispute relating to the existence, validity or termination of this deed or any non-contractual obligation arising out of or in connection with this deed (a “Dispute”).

13.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

71

13.3	This Clause 13 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

14.	Service of Process

14.1	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

(i) irrevocably appoints [●] as its agent for service of process in relation to any proceedings before the English courts in connection with the Relevant Document; and

(ii) agrees that failure by an agent for service of process to notify the Guarantor of the process will not invalidate the proceedings concerned.

14.2	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Guarantor must immediately (and in any event within five (5) Business Days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

72

Executed as a deed by

EAGLE PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature page to Parent Company Guarantee]

Executed as a deed by

COSMO TECHNOLOGIES LTD

Name: Title:

In the presence of:

Witness name: Witness address: Witness occupation:

[Signature page to Parent Company Guarantee]

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out above:

EXECUTED BY _______________________ acting for and on behalf of Eagle Pharmaceuticals, Inc.	) ) ) ) ) ) ) )

EXECUTED BY ______________________ acting for and on behalf of Acacia Pharma Group PLC	) ) ) ) ) ) ) )

[Signature Page to Cooperation Agreement]